
As filed with the Securities and Exchange Commission on August 30, 2002

Registration Statement No. 333-97715
=====================================================================

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
Amendment No. 1 to
FORM S-3
REGISTRATION STATEMENT
Under
THE SECURITIES ACT OF 1933
________________________
SOVRAN SELF STORAGE, INC.
(Exact name of Registrant as specified in its charter)


Maryland (State of Incorporation or Organization)	16-1194043 (I.R.S. Employer Identification Number)

6467 Main Street
Buffalo, New York 14221
(716) 633-1850
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)
_______________________
KENNETH F. MYSZKA
President
6467 Main Street
Buffalo, New York 14221
(716) 633-1850

(Name, address, including zip code, and telephone number,
including area code, of agent for service of process)

Copies to:
Frederick G. Attea, Esq.
Paul K. Wustrack, Jr., Esq.
Phillips, Lytle, Hitchcock,
Blaine & Huber LLP
3400 HSBC Center
Buffalo, New York 14203
(716) 847-8400

_____________________
Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ X ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [    ]

______________________


     deleted paragraph


         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

______________________

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell nor the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.


Subject to Completion, Dated August 30, 2002


Prospectus

SOVRAN SELF STORAGE, INC.

2,800,000 Shares of Series C Convertible Cumulative Preferred Stock

Common Stock Purchase Warrants to Purchase 379,166 Shares of Common Stock

Shares of Common Stock Issuable upon Conversion of the Series C Convertible
Cumulative Preferred Stock and upon Exercise of the Common Stock Purchase Warrants

______________________

         This prospectus relates to the public resale, from time to time, of the following securities, up to the amounts shown.

•	2,800,000 shares of Series C Convertible Cumulative Preferred Stock, par value $.01 per share
•	Common Stock Purchase Warrants to purchase 379,166 shares of Common Stock, par value $.01 per share
•	2,526,402 Common Shares issuable upon conversion of the Series C Preferred Shares and upon exercise of the Purchase Warrants.

         As of July 3, 2002, we entered into a securities purchase agreement with the selling security holders. The agreement provided for the sale of 2,800,000 Series C Preferred Shares and the issuance of the Purchase Warrants. The sale of 1,600,000 Series C Preferred Shares and the issuance of the Purchase Warrants were completed at an initial closing on July 3, 2002. The remaining 1,200,000 Series C Preferred Shares will be sold in up to two additional closings on or before November 30, 2002. If the selling security holders convert all of their Series C Preferred Shares and exercise all of the Purchase Warrants, we will issue up to a total of 2,526,402 Common Shares, subject to any adjustments.

         Dividends on the Series C Preferred Shares are cumulative and payable quarterly in arrears at the rate of the greater of 8.375% of the liquidation preference each year (equal to $2.09 each year per share) or the dividends per share payable on the number of Common Shares into which the Series C Preferred Shares are convertible. If certain events occur, the dividend rate would increase. See "Description of Capital Stock - Series C Preferred Shares. " Except in certain instances, the Series C Preferred Shares are not redeemable until November 30, 2007, from which date we may redeem them at $25.00 per share plus cumulative unpaid dividends through the date of redemption. The Series C Preferred Shares have no maturity date and will remain outstanding indefinitely unless redeemed or converted. Each Series C Preferred Share is convertible at the option of the holder, at any time, into 0.76687 of Common Shares, subject to adjustment if certain events occur. The Purchase Warrants permit the holders to purchase Common Shares at a price equal to $32.60 per share, subject to adjustment if certain events occur. See "Description of Capital Stock - Purchase Warrants."

         These securities may be offered and sold by the persons listed on page 2 of this prospectus under the section entitled "Selling Security Holders", or by their transferees. We refer to such persons as the selling security holders.

         We are registering the offered securities as required under the terms of a registration rights agreement between the selling security holders and us. We will not receive any proceeds from any sales of the offered securities by the selling security holders, but we will incur expenses in connection with the offering. To the extent that any Purchase Warrants are exercised for cash (and not through a net exercise provision) we will receive an amount equal to the number of Common Shares purchased times the exercise price.


          Our Common Shares are listed on the New York Stock Exchange ("NYSE") under the symbol "SSS". The last reported sale price of our Common Shares on the NYSE on August 29, 2002 was $30.49.


          Neither our Series C Preferred Shares nor the Purchase Warrants are listed on any securities exchange or the Nasdaq Stock Market and there is no public market for these securities. The Series C Preferred Shares have priority over the Common Shares in the payment of dividends and in the event of liquidation, are non-voting except in limited circumstances and are convertible into Common Shares.

          See "Risk Factors" beginning on page 5 for various factors relevant to a purchase of the securities offered by this prospectus.

          Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                           , 2002

TABLE OF CONTENTS


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS	1

WHERE YOU CAN FIND MORE INFORMATION	2

SOVRAN SELF STORAGE, INC	4

RISK FACTORS	5

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS	11

USE OF PROCEEDS	11

SELLING SECURITY HOLDERS	12

DESCRIPTION OF CAPITAL STOCK	15

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS	24

FEDERAL INCOME TAX CONSIDERATIONS	27

PLAN OF DISTRIBUTION	50

LEGAL MATTERS	54

EXPERTS	54


SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

          This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 21A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify some of the forward-looking statements by their use of forward-looking words, such as "intends," "believes," "expects," "anticipates," "may," "will," "seeks," "estimates," "plans," or the negative of those words or similar words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by such forward-looking statements. Such factors include, but are not limited to:

•	the effect of competition from new self-storage facilities, which would cause rents and occupancy rates to decline;
•	our ability to evaluate, finance and integrate acquired businesses into our existing business and operations;
•	our ability to form joint ventures and sell existing properties to those joint ventures;
•	our ability to effectively compete in the industry in which we do business;
•	our existing indebtedness may mature in an unfavorable credit environment, preventing refinancing or forcing refinancing of the indebtedness on terms that are not as favorable as the existing terms;
•	interest rates may fluctuate, impacting costs associated with our outstanding floating rate debt;
•	our ability to successfully implement our Uncle Bob's Flex-a-Space strategy;
•	our cash flow may be insufficient to meet required payments of principal and interest; and
•	tax law changes which may change the taxability of future income.

          Other factors that might cause such a difference are discussed in the section entitled "Risk Factors" and the documents incorporated by reference in this prospectus. The forward-looking statements represent our judgment and expectations as of the date of this prospectus. Prospective purchasers should not place undue reliance on these forward-looking statements. We assume no obligation to update any such forward-looking statements.

WHERE YOU CAN FIND MORE INFORMATION

          We have filed with the Securities and Exchange Commission, or SEC, a registration statement on Form S-3 to register the securities offered hereby. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information required to be set forth in the registration statement. We believe that we have included or incorporated by reference all information material to investors in this prospectus, but some details that may be important for specific investment purposes have not been included. For further information, you may read the registration statement and the exhibits filed with or incorporated by reference into the registration statement. You can review and copy the registration statement and its exhibits at the public reference facility maintained by the SEC as described below. The registration statement, including its exhibits and schedules, is also available on the SEC's web site.

          We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy such reports, statements or other information at the SEC's public reference room at 450 Fifth Street N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. Our SEC filings are also available to the public from commercial document retrieval services and at the SEC's website at http://www.sec.gov. You can also review copies of our SEC filings at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

          The SEC allows us to "incorporate by reference" information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and the information that we file with the SEC later will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (the "Exchange Act"):


•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2001;
•	Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2002 and June 30, 2002;
•	Our Current Report on Form 8-K dated July 12, 2002;
•	The description of our Common Shares contained in our Registration Statement on Form 8-A dated June 16, 1995, including all amendments and reports updating such description; and
•

The description of rights to Purchase our Series A Preferred Shares contained in our Registration Statement on Form 8-A filed December 3, 1996, including all amendments and reports updating such description.


          You may request a copy of those filings, at no cost, by telephoning us at (716) 633-1850 or writing us at the following address: Sovran Self Storage, Inc., 6467 Main Street, Buffalo, New York 14221, Attention: David L. Rogers, Chief Financial Officer.

          In deciding whether to buy any of the securities offered under this prospectus, you should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or inconsistent information, you should not rely on it.

SOVRAN SELF STORAGE, INC.


          Sovran Self Storage, Inc. is a self-administered and self-managed real estate investment trust ("REIT") which acquires, owns and/or manages self-storage properties. (The self-storage properties owned and/or managed by us are referred to as "properties.") We began operations on June 26, 1995. At July 31, 2002, we owned and/or managed 260 properties consisting of approximately 14.7 million net rentable square feet, situated in 21 states. Eleven of the properties are managed under an agreement with an unconsolidated joint venture that is 45% owned by us. As of June 30, 2002, the properties had a weighted average occupancy of 84%. We are the fifth largest operator of self-storage properties in the United States based on facilities owned and/or managed.


          We were formed to continue the business of our predecessor company, which had engaged in the self-storage business since 1985. We own an indirect interest in each of the owned properties through a limited partnership (the "Operating Partnership") of which we hold in total a 95.87% economic interest and unaffiliated third parties own collectively a 4.13% limited partnership interest at July 31, 2002. We believe that this structure, commonly known as an umbrella partnership real estate investment trust, facilitates our ability to acquire properties by using units of the Operating Partnership as currency.

          We were incorporated on April 19, 1995 under Maryland law. Our principal executive offices are located at 6467 Main Street, Buffalo, New York 14221, and our telephone number is (716) 633-1850.

RISK FACTORS

          An investment in our securities involves various risks. You should review the following factors in conjunction with the other information contained or incorporated by reference in this prospectus. These factors, among others, could cause actual results to differ materially from those currently anticipated and contained in forward-looking statements made in this prospectus. See "Special Note Regarding Forward-Looking Statements.

Our Acquisitions May Not Perform as Anticipated

          We have completed many acquisitions of self storage facilities since our initial public offering of Common Shares in June 1995. The Company's strategy is to continue to grow by acquiring additional self-storage facilities. Acquisitions entail risks that investments will fail to perform in accordance with expectations and that judgments with respect to the prices paid for acquired properties and the costs of any improvements required to bring an acquired property up to standards established for the market position intended for that property will prove inaccurate. They also entail general investment risks associated with any new real estate investment.

We May Incur Problems with Our Real Estate Financing

          Unsecured Credit Facility. We have a line of credit with a syndicate of financial institutions (the "lenders"). This unsecured credit facility is recourse to us and the required payments are not reduced if the economic performance of any of the properties declines. The unsecured credit facility, except under certain circumstances, limits our ability to make distributions to our shareholders. If there should occur certain events of default, the lenders may seek to exercise their rights under the unsecured credit facility, which could have a material adverse effect on us and our ability to make expected distributions to shareholders and distributions required by the real estate investment trust provisions of the Internal Revenue Code of 1986, as amended (the "Code").

          Rising Interest Rates. Indebtedness that we incur under the unsecured credit facility bears interest at a variable rate. Accordingly, increases in interest rates could increase our interest expense, which would adversely affect our cash available for distribution and our ability to pay expected distributions to shareholders. We manage and expect to continue to manage our exposure to rising interest rates using interest rate swaps and other available mechanisms. If the amount of our indebtedness bearing interest at a variable rate exceeds certain levels, we may be required to use such arrangements pursuant to the terms of the Unsecured Credit Facility.

          Refinancing May Not Be Available. It may be necessary for us to refinance the unsecured credit facility through additional debt financing or equity offerings. If we were unable to refinance this indebtedness on acceptable terms, we might be forced to dispose of certain properties upon disadvantageous terms, which might result in losses to us and might adversely affect the cash available for distribution. If prevailing interest rates or other factors at the time of refinancing result in higher interest rates on refinancings, our interest expense would increase, which would adversely affect our cash available for distribution and our ability to pay expected distributions to shareholders.

Our Debt Levels May be Increased

                    Our Board of Directors currently has a policy of limiting the amount of our debt at the time of incurrence to less than 50% of the sum of the market value of our issued and outstanding Common Shares and Preferred Stock plus our debt at the time such debt is incurred. However, our organizational documents do not contain any limitation on the amount of indebtedness we might incur. Accordingly, our Board of Directors could alter or eliminate the current policy limitation on borrowing without a vote of the shareholders. We could become highly leveraged if this policy were changed. However, our ability to incur debt is limited by covenants in our bank credit arrangements and in our securities purchase agreement with the selling security holders.

We are subject to the Risks Posed by Fluctuating Demand and Significant Competition in The Self-Storage Industry

          Our properties are subject to all operating risks common to the self-storage industry. These risks include:

•	decreases in demand for rental spaces in a particular locale;
•	changes in supply of or demand for similar or competing facilities in an area;
•	changes in market rental rates; and
•	inability to collect rents from customers.

Our current strategy is to acquire interests only in self-storage facilities. Consequently, we are subject to risks inherent in investments in a single industry. Our properties compete with other self-storage facilities in their geographic markets. As a result of competition, the properties could experience a decrease in occupancy levels and rental rates, thereby decreasing the cash available for distribution. We compete in operations and for acquisition opportunities with entities that have substantial financial resources. Competition may reduce the number of suitable acquisition opportunities offered to us and increase the bargaining power of property owners seeking to sell. The self-storage industry has at times experienced overbuilding in response to perceived increases in demand. A recurrence of such overbuilding might cause us to experience a decrease in occupancy levels, limit our ability to increase rents and compel us to offer discounted rents.

Our Real Estate Investments Are Illiquid and Are Subject to Uninsurable Risks and Government Regulation

          General Risks. Our investments are subject to varying degrees of risk generally incident to the ownership of real property. The underlying value of our real estate investments and our income and ability to make distributions to our shareholders are dependent upon our ability to operate the properties in a manner sufficient to maintain or increase cash available for distribution. Income from the properties may be adversely affected by

•	changes in national economic conditions;
•	changes in local market conditions due to changes in general or local economic conditions and neighborhood characteristics;
•	competition from other self-storage facilities;
•	changes in interest rates and in the availability, cost and terms of mortgage funds;
•	the impact of present or future environmental legislation and compliance with environmental laws;
•	the ongoing need for capital improvements, particularly in older facilities;
•	changes in real estate tax rates and other operating expenses;
•	adverse changes in governmental rules and fiscal policies;
•	uninsured losses resulting from casualties associated with civil unrest, acts of God, including natural disasters, and acts of war;
•	adverse changes in zoning laws; and
•	other factors which are beyond our control.

          Illiquidity of Real Estate May Limit its Value. Real estate investments are relatively illiquid. Our ability to vary our portfolio in response to changes in economic and other conditions is limited. In addition, provisions of the Code may limit our ability to profit on the sale of properties held for fewer than four years. There can be no assurance that we will be able to dispose of a property when we find disposition advantageous or necessary or that the sale price of any disposition will recoup or exceed the amount of our investment.

          Uninsured and Underinsured Losses Could Result in Loss of Value of Properties. There are certain types of losses, generally of a catastrophic nature, that may be uninsurable or not economically insurable, as to which the properties are at risk in their particular locales. Our management uses its discretion in determining amounts, coverage limits and deductibility provisions of insurance, with a view to acquiring appropriate insurance on our investments at a reasonable cost and on suitable terms. This may result in insurance coverage that in the event of a substantial loss would not be sufficient to pay the full current market value or current replacement cost of our lost investment. Inflation, changes in building codes and ordinances, environmental considerations, and other factors also might make it infeasible to use insurance proceeds to replace a property after it has been damaged or destroyed. Under such circumstances, the insurance proceeds received by us might not be adequate to restore its economic position with respect to such property.

          Possible Liability Relating to Environmental Matters. Under various federal, state and local environmental laws, ordinances and regulations, a current or previous owner or operator of real property may be liable for the costs of removal or remediation of hazardous or toxic substances on, under or in such property. Such laws often impose liability whether or not the owner or operator caused or knew of the presence of such hazardous or toxic substances and whether or not the storage of such substances was in violation of a tenant's lease. In addition, the presence of hazardous or toxic substances, or the failure to remediate such property, may adversely affect the owner's ability to borrow using such real property as collateral. In connection with the ownership of the properties, we may be potentially liable for any such costs.

          Americans with Disabilities Act. The Americans with Disabilities Act of 1990 ("ADA") generally requires that buildings be made accessible to persons with disabilities. A determination that we are not in compliance with the ADA could result in imposition of fines or an award of damages to private litigants. If we were required to make modifications to comply with the ADA, our results of operations and ability to make expected distributions to our shareholders could be adversely affected.

There Are Limitations on the Ability to Change Control of Sovran

          Limitation on Ownership and Transfer of Shares. To maintain our qualification as a REIT, not more than 50% in value of our outstanding shares of capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code). To limit the possibility that we will fail to qualify as a REIT under this test, our Amended and Restated Articles of Incorporation ("Articles of Incorporation") includes ownership limits and transfer restrictions on shares of our capital stock. The Articles of Incorporation limit ownership of the issued and outstanding capital stock of Sovran by any single shareholder (directly or by virtue of the attribution provisions of the Code) to 9.8% of the aggregate value of our outstanding capital stock, except that the ownership by certain entities is limited to 15%.

These ownership limits may:

•	have the effect of precluding acquisition of control of Sovran by a third party without consent of our Board of Directors even if a change in control were in the interest of shareholders, and
•

limit the opportunity for shareholders to receive a premium for their Common Shares that might otherwise exist if an investor were attempting to assemble a block of Common Shares in excess of 9.8% or 15%, as the case may be, of the outstanding shares of our capital stock or to otherwise effect a change in control of Sovran.

Our Board of Directors, in its sole discretion, may waive the ownership limits if it is satisfied that ownership by such shareholders in excess of such limits will not jeopardize our status as a REIT under the Code or in the event it determines that it is no longer in our best interests to be a REIT. Waivers have been granted to the selling security holders in connection with their purchase of our Series C Preferred Shares from Sovran. A transfer of Common Shares and/or Preferred Stock to a person who, as a result of the transfer, violates the ownership limits may not be effective under some circumstances.

          Shareholder Rights Plan. We have a shareholders' rights plan which grants the holders of our Common Shares rights which generally become exercisable if (1) a person becomes an "acquiring person" by acquiring 10% or more of our Common Shares, or (2) a person commences a tender offer that would result in that person owning 10% or more of the Common Shares. The shareholder rights plan generally provides that the selling security holders who purchased the offered securities from Sovran are not considered acquiring persons by reason of their purchase or certain other acquisitions, provided those acquisitions are not made with the purpose or effect of changing or influencing control of Sovran. In the event a person becomes an acquiring person, each holder of a right (other than the acquiring person) would be entitled to acquire such number of our Series A Junior Preferred Shares which are equivalent to the Common Shares having a value of twice the then-current exercise price of the right. If we are acquired in a merger or other business combination transaction after any such event, each holder of a right would then be entitled to purchase, at the then-current exercise price, shares of the acquiring company's common stock having a value of twice the exercise price of the right. The Shareholders' rights plan may have the effect of delaying or preventing a change in control of Sovran.

          Other Limitations. Other limitations could have the effect of discouraging a takeover or other transaction in which holders of some, or a majority, of the outstanding Common Shares might receive a premium for their Common Shares over the then prevailing market price or which such holders might believe to be otherwise in their best interest. The issuance of additional Preferred Stock could have the effect of delaying or preventing a change in control of Sovran even if a change in control were in the shareholders' interest. In addition, the Maryland General Corporation Law (the "MGCL") imposes certain restrictions and requires certain procedures with respect to the acquisition of certain levels of share ownership and business combinations, including combinations with interested shareholders. These provisions of the MGCL would have the effect of delaying or preventing a change in control of Sovran even if a change in control were in the shareholders' interest. Waivers and exemptions have been granted to certain selling security holders in connection with these provisions of the MGCL. In addition, under the Operating Partnership's agreement of limited partnership, in general we may not merge, consolidate or engage in any combination with another person or sell all or substantially all of our assets unless such transaction includes the merger or sale of all or substantially all of the assets of the Operating Partnership, which requires the approval of the holders of 75% of the limited partnership interests thereof. If we were to own less than 75% of the limited partnership interests in the Operating Partnership, this provision of the limited partnership agreement could have the effect of delaying or preventing us from engaging in certain change of control transactions.

Our Failure to Qualify as a REIT Would Have Adverse Consequences

          We intend to operate so as to qualify as a REIT under the Code. Qualification as a REIT involves the application of highly technical and complex Code provisions for which there are only limited judicial and administrative interpretations. Continued qualification as a REIT depends upon our continuing ability to meet various requirements concerning, among other things, the ownership of our outstanding stock, the nature of our assets, the sources of our income and the amount of our distributions to our shareholders. If we were to fail to qualify as a REIT in any taxable year, we would not be allowed a deduction for distributions to shareholders in computing our taxable income and would be subject to federal income tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Unless entitled to relief under certain Code provisions, we also would be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. As a result, distributions to the shareholders would be reduced for each of the years involved. Although we currently intend to operate in a manner designed to qualify as a REIT, it is possible that future economic, market, legal, tax or other considerations may cause our Board of Directors to revoke the REIT election.

Market Interest Rates may influence the Price of the Offered Securities

          One of the factors that may influence the price of the Common Shares, Series C Preferred Shares and the Purchase Warrants in public trading markets or in private transactions is the annual yields on the Common Shares and the Series C Preferred Shares as compared to yields on other financial instruments. An increase in market interest rates will result in higher yields on other financial instruments, which could adversely affect the price of the Common Shares, the Series C Preferred Shares and the Purchase Warrants.

Absence of a Public Trading Market May Affect the Value of the Series C Preferred Shares and the Purchase Warrants

          Although the Common Shares are listed and traded on the New York Stock Exchange, there is no public trading market for the Series C Preferred Shares or the Purchase Warrants and none may ever develop. The absence of a public market may affect the value of the Series C Preferred Shares and the Purchase Warrants.

RATIOS OF EARNINGS TO COMBINED FIXED CHARGES
AND PREFERRED STOCK DIVIDENDS

          The following table shows our ratios of earnings to combined fixed charges and preferred stock dividends for the periods shown.


Six Months Ended	Year Ended December 31,
June 30, 2002	2001	2000	1999	1998	1997

2.20	2.18	2.07	2.53	3.37	9.43


          The ratios of earnings to combined fixed charges and preferred stock dividends were computed by dividing earnings by combined fixed charges and preferred stock dividends. For this purpose, earnings consist of pre-tax income from continuing operations plus fixed charges. Fixed charges consist of interest expense and the amortization of debt issuance costs.

USE OF PROCEEDS

          Except as noted below, we will not receive any of the net proceeds from the sale of the securities being offered by the selling security holders. To the extent any of the securities are sold, each selling security holder will receive all the net proceeds for the sale of those securities.

          To the extent that any Purchase Warrants are exercised for cash (and not through a net exercise provision), we will receive an amount equal to the number of Common Shares purchased times the exercise price. We cannot predict when or how much we will receive from the exercise, if any, of the Purchase Warrants.

SELLING SECURITY HOLDERS

          The selling security holders may resell the offered securities from time to time as provided under the section entitled "Plan of Distribution" in this prospectus or as described in a prospectus supplement. We are registering the offered securities as required under the terms of a registration rights agreement between us and the selling security holders dated as of July 3, 2002. We have agreed, among other things, to bear certain expenses in connection with the registration and sale of the securities being offered by the selling security holders. See "Plan of Distribution".


          The following table provides the names of the selling security holders and the maximum number of securities each selling security holder will offer with this prospectus. The table assumes that the selling security holders sell all of the securities offered pursuant to this prospectus. However, because the selling security holders may sell all, some or none of these securities, no estimate can be made of the total number of such securities that will actually be sold pursuant to this prospectus.



Name	Series C Preferred Shares Offered Hereby (2)	Purchase Warrants Offered Hereby	Common Shares Owned (3)	Percent of Common Shares Outstanding(4)	Common Shares Offered Hereby(5)	Percent of Common Shares Outstanding(5)	Common Shares Owned after Resale (6) Shares Percent

The Prudential Insurance Company of America	400,000	21,666	330,614	2.49%	328,414	2.47%	2,200	*
Teachers Insurance and Annuity Association of America	1,200,000	195,000	1,410,244	10.03%	1,115,244	7.93%	295,000	2.10%
GEBAM, Inc.(1)	1,200,000	162,500	1,082,744	7.72%	1,082,744	7.72%	0	0.00%

*	Less than 1%
(1)	The address of GEBAM, Inc. is 500 West Monroe, Chicago, Illinois 60661.
(2)

The amounts shown reflect all the Series C Preferred Shares authorized for issuance and all Series C Preferred Shares that will be owned by each selling security holder pursuant to the securities purchase agreement on or before November 30, 2002. The Series C Preferred Shares currently held by The Prudential Insurance Company of America; Teachers Insurance and Annuity Association of America and GEBAM, Inc. are none, 600,000 and 1,000,000, respectively.

(3)

The amounts shown reflect Common Shares that may be received on the conversion of the Series C Preferred Shares and exercise of the Purchase Warrants and include the following shares actually owned on the date of this prospectus (which are not being hereby registered for resale). The Prudential Insurance Company of America - 2,200; Teachers Insurance and Annuity Association of America - 295,000 and GEBAM, Inc. - None.

(4)	Based upon 12,949,688 Common Shares outstanding as of July 31, 2002. This column reflects the total number of shares beneficially owned by the selling security holders.
(5)	Based upon 12,949,688 Common Shares outstanding as of July 31, 2002. This column reflects the total number of Common Shares registered for resale under this prospectus.
(6)

Assumes that (a) all securities offered hereby are sold and, therefore, no Series C Preferred Shares and no Purchase Warrants will thereafter be owned by any selling security holder, and (b) none of the Common Shares actually owned by the selling security holders on the date of this prospectus are sold. Based upon 12,949,688 Common Shares outstanding as of July 31, 2002. See note (3) for a discussion of the Common Shares actually owned on the date of this prospectus. There is no assurance that the selling security holders will sell all or any of the securities offered hereby.


DESCRIPTION OF CAPITAL STOCK

General

          Our authorized capital stock consists of:

          •    100 million Common Shares, of which 12,949,688 were outstanding on July 31, 2002;

          •    10 million shares of Preferred Stock, $0.01 par value, with the following shares authorized and outstanding on July 31, 2002:

          •    1,700,000 shares of 9.85% Series B Cumulative Redeemable Preferred Stock ("Series B Preferred Shares"), of which 1,200,000 were outstanding;

          •    2,800,000 Series C Preferred Shares, of which 1,600,000 were outstanding; and

          •    250,000 shares of Series A Junior Participating Cumulative Preferred Stock ("Series A Preferred Shares"), none of which were outstanding.

For more detail about our Articles of Incorporation, including the Articles Supplementary thereto relating to our Series A Preferred, Series B Preferred Shares and Series C Preferred Shares, and our Bylaws, as amended ("Bylaws"), you should refer to the Articles of Incorporation and Bylaws, which have been filed as exhibits to other filings with the SEC. In addition, for a discussion of limitations on the ownership and transfer of our capital stock, you should refer to the sections entitled "Risk Factors" and "Restrictions on Transfer/Ownership Limits" in this prospectus.

Common Shares

          General

          All of the Common Shares offered by this prospectus will be duly authorized, fully paid, and nonassessable when issued upon conversion of the Series C Preferred Shares or exercise of the Purchase Warrants. Subject to the preferential rights of any other shares or series of stock, holders of Common Shares will be entitled to receive dividends on the Common Shares if, as and when authorized and declared by our Board of Directors out of assets legally available therefor and to share ratably in the assets of Sovran legally available for distribution to shareholders in the event of our liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of Sovran.

          Each outstanding Common Share entitles the holder to one vote on all matters submitted to a vote of shareholders, including the election of Directors. Except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Shares will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding Common Shares can elect all of the Directors then standing for election, and the holders of the remaining Common Shares will not be able to elect any Directors.

          Holders of Common Shares have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

          We intend to furnish shareholders with annual reports containing audited consolidated financial statements and an opinion thereon expressed by an independent public accounting firm and quarterly reports for the first three quarters of each fiscal year containing unaudited financial information.

          All our Common Shares will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

          Pursuant to the MGCL, a corporation generally cannot dissolve, amend its articles of incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of shareholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's articles of incorporation. Our Articles of Incorporation do not provide for a lesser percentage in such situations.

          The transfer agent and registrar for the Common Shares is American Stock Transfer and Trust Company.

          Shareholder Rights Plan

                    Each Common Share includes a right to purchase from us a unit consisting of one one-thousandth of a Series A Preferred Share (a "Unit"), at a cash exercise price of $75.00 per Unit, subject to adjustment. Initially, the rights are not exercisable and are attached to and trade with all outstanding Common Shares. The rights will separate from the Common Shares and will become exercisable upon the earliest of:

•

the close of business on the tenth calendar day following the first public announcement, which we refer to as the stock acquisition date, that a person or group of affiliated or associated persons, which we refer to as an acquiring person, has acquired beneficial ownership of, except as noted below, 10% or more of the outstanding Common Shares, or

•

the close of business on the tenth business day (or such later day as the Board of Directors may determine) following the commencement of a tender offer or exchange offer that would result upon its consummation in a person or group becoming the beneficial owner of 10% or more of the outstanding Common Shares.


We refer to the earliest of these dates as the distribution date. The term "acquiring person" does not include any of The Prudential Insurance Company of America, Teachers Insurance and Annuity Association of America, and GEBAM, Inc., or any affiliate or associate of any of them:


•	as a result of their ownership of the offered securities acquired under or contemplated by the securities purchase agreement dated as of July 3, 2002 between them and Sovran, or
•

as a result of any one of them, or its affiliate or associates, being the owner of not more than 12% of the Common Shares then outstanding, provided that such ownership is not with a purpose or effect of changing or influencing control of Sovran, or in connection with or as a participant in any transaction having that purpose or effect.

                       Until the distribution date (or earlier redemption, exchange or expiration of the rights);

•	the rights will be evidenced by the Common Share certificates and will be transferred with and only with such Common Share certificates, and
•	the surrender for transfer of any certificates for Common Shares will also constitute the transfer of the rights associated with the Common Shares represented by such certificate.

                        The rights are not exercisable until the distribution date and will expire at the close of business on November 27, 2006, unless previously redeemed or exchanged by us as described below.

                        As soon as practicable after the distribution date, right certificates will be mailed to holders of record of Common Shares as of the close of business on the distribution date and, thereafter, the separate right certificates alone will represent the rights. Except as otherwise determined by our Board of Directors, only Common Shares issued prior to the distribution date will be issued with rights.

                        In the event that a stock acquisition date occurs, proper provision will be made so that each holder of a right (other than an acquiring person or associates or affiliates thereof, whose rights shall become null and void) will thereafter have the right to receive upon exercise that number of Units of our Series A Preferred Shares having a market value of two times the exercise price of the right. We refer to this right as the subscription right. In the event that, at any time following the stock acquisition date:

•	Sovran consolidates with, or merges with and into, any other person, and is not the continuing or surviving corporation,
•

any person consolidates with or merges with and into Sovran and Sovran is the continuing or surviving corporation of such merger and, in connection with such merger, all or part of the Common Shares are changed into or exchanged for stock or other securities of any other person or cash or any other property, or

•	50% or more of Sovran's assets or earning power is sold, mortgaged or otherwise transferred each holder of a right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the right. We refer to this right as the merger right. The holder of a right will continue to have the merger right whether or not such holder has exercised the subscription right. Rights that are or were beneficially owned by an acquiring person may under certain circumstances become null and void.

                        At any time after the stock acquisition date occurs, our Board of Directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for Common Shares or Units of Series A Preferred Shares at an exchange ratio of one Common Share or one Unit of Series A Preferred Shares per right. Notwithstanding the foregoing, our Board of Directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our Common Shares.

                        The exercise price payable, and the number of Units of Series A Preferred Shares or other securities or property issuable, upon exercise of the rights are subject to adjustment from time to time to prevent dilution:

•	in the event of a stock dividend on, or a subdivision, combination or reclassification of , the Series A Preferred Shares,
•

if holders of the Series A Preferred Shares are granted certain rights or warrants to subscribe for Series A Preferred Shares or convertible securities at less than the current market price of the Series A Preferred Shares, or

•

upon the distribution to holders of the Series A Preferred Shares of evidences of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

                        With certain exceptions, no adjustment in the exercise price will be required until cumulative adjustments amount to at least 1% of the exercise price. We are not obligated to issue fractional Units. If we elect not to issue fractional Units, in lieu thereof an adjustment in cash will be made based on the fair market value of the Series A Preferred Shares on the last trading date prior to the date of exercise. The shareholders rights plan may be amended by our Board of Directors at any time prior to the distribution date.

                        The rights may be redeemed in whole, but not in part, at a price of $0.01 per right (payable in cash, Common Shares or other consideration deemed appropriate by our Board of Directors) by our Board of Directors only until the earliest of (1) the close of business on the shareholders tenth calendar day after the stock acquisition date, or (2) the expiration date of the rights plan. Immediately upon the action of our Board of Directors ordering redemption of the rights, the rights will terminate and thereafter the only right of the holders of rights will be to receive the redemption price.

                        The shareholders rights Plan may be amended by our Board of Directors in its sole discretion until the distribution date. After the distribution date, our Board of Directors may, subject to certain limitations set forth in the shareholder rights plan amend the shareholder rights plan only to cure any ambiguity, defect or inconsistency, to shorten or lengthen any time period, or to make changes that do not adversely affect the interests of rights holders (excluding the interests of an acquiring person or associates or affiliates thereof).

                        Until a right is exercised, the holder will have no rights as a shareholder of Sovran, beyond those as an existing shareholder, including the right to vote or to receive dividends.

Preferred Stock

          We may issue shares of Preferred Stock from time-to-time, in one or more series, as authorized by our Board of Directors. Prior to issuance of shares of each series, the Board of Directors is required by the MGCL and our Articles of Incorporation to fix for each series, as permitted by Maryland law,:

•	the terms,
•	preferences,
•	conversion or other rights,
•	voting powers,
•	restrictions,
•	limitations as to dividends or other distributions,
•	qualifications, and
•	terms or conditions of redemption.

The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Shares might believe to be in their best interests or in which holders of some, or a majority, of the Common Shares might receive a premium for their shares over the then market price of such Common Shares.

          Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Sovran, and before any distribution or payment shall be made to the holders of any Common Shares or any other class or series of capital stock of Sovran ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of Sovran, the holders of each series of Preferred Stock shall be entitled to receive out of assets of Sovran legally available for distribution to shareholders liquidating distributions in the amount of the liquidation preference per share, if any, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of Sovran. If the available assets of Sovran are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of Sovran ranking on a parity with the Preferred Stock in the distribution of assets, the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

          If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of Sovran shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective number of shares. For such purposes, the consolidation or merger of Sovran with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Sovran, shall not be deemed to constitute a liquidation, dissolution or winding up of Sovran.

          Series B Preferred Shares

          On July 30, 1999, Sovran issued 1,200,000 shares of its newly authorized Series B Preferred Shares. The Articles Supplementary to the Articles of Incorporation establishing the Series B Preferred Shares sets forth the rights, privileges and preferences of that stock.

          The Series B Preferred Shares are on parity in right of payment with the Series C Preferred Shares, are entitled to a liquidation preference of $25.00 per share and dividends equal to 9.85% of the liquidation preference (or $2.4625 per share) each year.

          The Series B Preferred Shares are redeemable at the option of Sovran after July 29, 2004 at the liquidation preference. The holders of the Series B Preferred Shares also have the right to elect two directors to the Board of Directors of Sovran in the event that the preferred dividends are in arrears for six quarters, whether consecutive or not.

          Series C Preferred Shares

          The 2,800,000 Series C Preferred Shares offered by this prospectus were authorized by the filing of Articles Supplementary to our Articles of Incorporation on July 3, 2002. The Articles Supplementary to the Articles of Incorporation establishing the Series C Preferred Shares sets forth the rights, privileges and preferences of those shares. A copy of the Articles Supplementary are filed as an exhibit to the report on Form 8-K which is incorporated by reference in this prospectus and contains the complete details of the terms of the Series C Preferred Shares. The Series C Preferred Shares are on a parity with the Series B Preferred Shares.

          The Series C Preferred Shares are entitled to a liquidation preference equal to the greater of: (1) $25 per share plus all accrued and unpaid dividends to the date of liquidation, and (2) the amount the holder of the Series C Preferred Shares would have received if the Series C Preferred Shares were converted into Common Shares immediately prior to the liquidation, dissolution or winding up.

          Dividends on the Series C Preferred Shares accrue quarterly and are equal to the greater of the dividends payable on the Common Shares into which the Series C Preferred Shares are convertible, or 8.375% of the liquidation preference (or $2.09 per share) each year. Pursuant to covenants in a securities purchase agreement with the selling security holders who purchased the Series C Preferred Shares, if we fail to: (1) limit our ratio of total indebtedness to market capitalization to 70%; (2) limit our ratio of earnings before interest, taxes, depreciation and amortization (EBITDA) to fixed charges (consisting of total interest expense and dividends on our preferred stock), to 1.75 to 1.0; or (3) maintain a rating on the Series C Preferred Shares; then the Series C Preferred Shares will accrue dividends at a rate of the greater of the dividends payable on the Common Shares into which the Series C Preferred Shares are convertible, or 8.875% per year.  If we fail to pay the full redemption price on redemption of the Series C Preferred Shares or the full repurchase price on repurchase of the Series C Preferred Shares, both in accordance with the securities purchase agreement, the Series C Preferred Shares will accrue dividends at a rate of the greater of the dividends payable on the Common Shares into which the Series C Preferred Shares are convertible, or 10.875% per year. If we fail to maintain one of the covenants listed above and fail to make any payments described in the preceding sentence, then the Series C Preferred Shares will accrue dividends at a rate of the greater of the dividends payable on the Common Shares into which the Series C Preferred Shares are convertible, or 11.375% per year. On the occurrence of certain events resulting in a change of control of Sovran, the Series C Preferred Shares will accrue dividends at a rate fixed at the greater of the dividends payable on the Common Shares into which the Series (Preferred Shares are convertible, or 9% above the then current five-year treasury note yield.

          The Series C Preferred Shares are redeemable at our option from and after November 30, 2007 at $25 per share, plus accrued dividends. We may also redeem the Series C Preferred Shares on or after the first anniversary of their issuance in the event of change of control (as defined in the Articles Supplementary) of Sovran. In the event a change of control, the redemption price will be equal to $25.00 per share:

•	plus an amount equal to a 15% annual return thereon from July 3, 2002 until the date of redemption, compounded annually,
•	less an amount equal to the sum of the aggregate amount of cash dividends previously paid or paid concurrently with the redemption,
•	plus an amount equal to a 15% compound annual return on such cash dividends from the date of payment until the date of redemption.

Upon the occurrence of certain limited events, the Series C Preferred Shares may be subject to mandatory repurchase at the option of the holders and, in certain instances, at a premium over the $25 stated value per share. Those events include: a change of control, incurrence of indebtedness in excess of 65% of total value of Sovran's assets, other than intangibles and accounts receivable, (with real estate assets valued at original historical cost basis), a loss of REIT status and other events described in the Articles Supplementary. The holders of the Series C Preferred Shares, together with the holders of other classes of Preferred Stock, also have the right to elect two directors to our Board of Directors in the event that the preferred dividends are in arrears for six quarters, whether consecutive or not.


          The Series C Preferred Shares are convertible at any time into Common Shares at a conversion price of $32.60 per Common Share (equivalent to a conversion rate of 0.76687 Common Shares for each Series C Preferred Share) subject to adjustment as noted below.


          The conversion price is subject to adjustment upon certain events including:

•	the payment of dividends or distributions on shares of Sovran's capital stock in Common Shares or securities convertible into Common Shares;
•	subdivisions, combinations and reclassifications of Common Shares;
•	the issuance to all holders of Common Shares of certain rights, options or warrants entitling them to subscribe for or purchase Common Shares at a price per share less than the conversion price;
•

distributions to all holders of Common Shares of evidences of indebtedness of Sovran or other assets, including securities, but excluding those dividends, distributions, rights, options and warrants referred to above and certain dividends and distributions paid in cash on the Common Shares;

•	certain tender or exchange offers involving payment of consideration per Common Share in excess of the conversion price; and
•	the issuance of shares of Common Shares, or securities convertible or exchangeable into Common Shares, for $29.00 or less per share, subject to adjustment.

          In addition, Sovran will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any share dividends, subdivision or combination of shares, reclassification of shares, distribution of rights or warrants or distribution of other assets will not be taxable to the holders of Common Shares.

          No adjustment of the conversion price is required to be made in any case until cumulative adjustments amount to 1% or more of the conversion price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

          If Sovran is a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares or sale of all or substantially all of Sovran's assets), in each case as a result of which Common Shares will be converted into the right to receive shares, securities or other property (including cash or any combination thereof), each Series C Preferred Share, if convertible after the consummation of the transaction, will thereafter be convertible into the kind and amount of shares, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Common Shares into which one Series C Preferred Share was convertible immediately prior to such transaction (assuming such holder of Common Shares failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). Sovran may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

Purchase Warrants

          We have authorized the issuance of the Purchase Warrants, which entitle the holders to purchase, in the aggregate, 379,166 Common Shares at a price $32.60 per share, subject to adjustment. The Purchase Warrants are covered by this prospectus. The Purchase Warrants may be exercised from time to time at any time prior to 5:00 p.m. on November 30, 2007. The exercise price is subject to adjustment in substantially the same manner as the conversion price of the Series C Preferred Shares described above. See "Description of Capital Stock - Series C Preferred Shares." Instead of exercising the Purchase Warrants for cash, a holder has the right to require Sovran to convert the Purchase Warrants, in whole or in part, and at any time or times into Common Shares. Upon exercise of the conversion right, the holder will receive a number of Common Shares equal to the quotient obtained by dividing:

•

the amount determined by subtracting the aggregate exercise price for the Purchase Warrant immediately prior to the exercise of the conversion right from the aggregate market price (determined as provided in the Purchase Warrant certificate) of that number of Common Shares purchasable upon exercise of the Purchase Warrant immediately prior to the exercise of the conversion rights, by

•	The market price per share (determined as provided in the Purchase Warrant certificate) of one Common Share immediately prior to the exercise of the conversion rights.

          If Sovran is a party to any transaction (including, without limitation, a merger, consolidation, statutory share exchange, tender offer for all or substantially all of the Common Shares or sale of all or substantially all of Sovran's assets), in each case as a result of which Common Shares will be converted into the right to receive shares, securities or other property (including cash or any combination thereof), the Purchase Warrants will thereafter be exercisable into the kind and amount of shares, securities and other property receivable (including cash or any combination thereof) upon the consummation of such transaction by a holder of that number of Common Shares into which the Purchase Warrants were exercisable immediately prior to such transaction (assuming such holder of Common Shares failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). Sovran may not become a party to any such transaction unless the terms thereof are consistent with the foregoing.

          No adjustment of the exercise price is required to be made in any case until cumulative adjustments amount to 1% or more of the exercise price. Any adjustments not so required to be made will be carried forward and taken into account in subsequent adjustments.

RESTRICTIONS ON TRANSFER/OWNERSHIP LIMITS

          For Sovran to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (defined in the Code to include certain entities) during the last half of a taxable year (the "Five or Fewer Test"). Also, the capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. Our Articles of Incorporation contain restrictions on the ownership and transfer of shares of our capital stock intended to ensure compliance with these requirements. Subject to certain exceptions, no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, shares of our capital stock in excess of 9.8% (the "Ownership Limit") of the aggregate value of our outstanding capital stock. Pursuant to the Code, certain types of entities will be looked-through for purposes of the Five or Fewer Test (i.e., the beneficial owners of those entities will be counted as holders). Such entities include pension trusts qualifying under Section 401(a) of the Code, United States investment companies registered under the Investment Company Act of 1940, corporations, trusts and partnerships. Our Articles of Incorporation limit these entities to holdings of no more than 15% (the "Look-Through Ownership Limit") of the aggregate value of Sovran's shares of capital stock. Any transfer of shares of capital stock or any security convertible into shares of capital stock that would create a direct or indirect ownership of shares of capital stock in excess of the Ownership Limit or the Look-Through Ownership Limit or that would result in the disqualification of Sovran as a REIT, including any transfer that results in the shares of capital stock being owned by fewer than 100 persons or results in Sovran being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the shares of capital stock. These restrictions on transferability and ownership will not apply if the Board of Directors determines that it is no longer in the best interests of Sovran to continue to qualify as a REIT. The Board of Directors may, in its sole discretion, waive the Ownership Limit or the Look-Through Ownership Limit if evidence satisfactory to the Board of Directors and Sovran's tax counsel is presented that the changes in ownership will not then or in the future jeopardize Sovran's REIT status. Waivers have been granted to certain selling security holders in connection with their purchase of our Series C Preferred Shares.

          Capital stock owned, or deemed to be owned, or transferred to a shareholder in excess of the Ownership Limit or the Look-Through Ownership Limit or that causes Sovran to be treated as "closely-held" under Section 856(h) of the Code or is otherwise not permitted as provided above, will be designated shares in trust ("Shares in Trust"). Shares in Trust will be transferred, by operation of law, to a person unaffiliated with Sovran designated by the Board of Directors as trustee (the "Trustee") of a trust (the "Share Trust") for the benefit of one or more charitable organizations. While Shares in Trust are held in the Share Trust:

•	the Shares in Trust will remain issued and outstanding Common or Preferred Shares of Sovran and will be entitled to the same rights and privileges as all other shares of the same class or series;
•

the Trustee will receive all dividends and distributions on the Shares in Trust for the Share Trust and will hold such dividends or distributions in trust for the benefit of one or more designated charitable beneficiaries; and

•	the Trustee will vote all Shares in Trust.

          Any vote cast by the proposed transferee in respect of the Shares in Trust prior to the discovery by Sovran that such shares have been transferred to the Share Trust shall be rescinded and shall be treated as if it had never been given. Any dividend or distribution paid to a proposed transferee or owner of Shares in Trust prior to the discovery by Sovran that such shares have been transferred to the Share Trust will be required to be repaid upon demand to the Trustee for the benefit of one or more charitable beneficiaries.

          The Trustee may, at any time the Shares in Trust are held in the Share Trust, transfer the interest in the Share Trust representing the Shares in Trust to any person whose ownership of the shares of capital stock designated as Shares in Trust would not violate the Ownership Limit or the Look-Through Ownership Limit, or otherwise result in the disqualification of Sovran as a REIT, as described above, and provided such permitted transferee purchases such shares for valuable considerations. Upon such sale, the proposed original transferee will receive the lesser of:

•

the price paid by the original transferee shareholder for the shares of capital stock that were transferred to the Share Trust, or if the original transferee shareholder did not give value for such shares (e.g., the capital stock was received through a gift, devise or other transaction), the average closing price for the class of shares from which such shares of Shares in Trust were designated for the ten days immediately preceding such sale or gift, and

•	the price received by the Trustee from such sale.

Any amounts received by the Trustee in excess of the amounts paid to the proposed transferee will be distributed to one or more charitable beneficiaries of the Share Trust.

If the foregoing transfer restrictions are determined to be void or invalid by virtue of any legal decision, statute, rule or regulation, then the intended transferee of shares held in the Share Trust may be deemed, at the option of Sovran, to have acted as an agent on behalf of Sovran in acquiring the Shares in Trust and to hold the Shares in Trust on behalf of Sovran.

          In addition, Sovran has the right, for a period of 90 days during the time any shares of Shares in Trust are held by the Trustee, to purchase all or any portion of the Shares in Trust from the Trust at the lesser of :

•

the price initially paid for such shares by the original transferee-shareholder, or if the original transferee-shareholder did not give value for such shares (e.g., the shares were received through a gift, device or other transaction), the average closing price for the class of stock from which such Shares in Trust were designated for the ten days immediately preceding such sale or gift, and

•	the average closing price for the class of shares for which such Shares in Trust were designated for the ten trading days immediately preceding the date Sovran elects to purchase such shares.

The 90-day period begins on date of the violative transfer if the original transferee-shareholder gives notice to Sovran of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

          All certificates representing shares of stock of Sovran bear a legend referring to the restrictions described above.

          Each person who owns, or is deemed to own, more than 5% of the value or number of shares of Sovran's outstanding capital stock must give written notice to Sovran of the name and address of the owner, the number of shares of outstanding capital stock owned and a description of how those shares are held. Also, each shareholder must upon demand disclose to Sovran in writing any information with respect to the direct, indirect and constructive ownership of capital stock as the Board of Directors deems necessary to comply with the provisions of the Code applicable to REITs, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

          The Ownership Limit and the Look-Through Ownership Limit may have the effect of precluding acquisition of control of Sovran.

FEDERAL INCOME TAX CONSIDERATIONS

          The following is a summary of certain material U.S. Federal income tax considerations regarding the offered securities. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. The Code provisions governing the Federal income tax treatment of REITs are highly technical and complex, and this summary is qualified in its entirety by the applicable Code provisions, rules and regulations promulgated thereunder, and the administrative and judicial interpretations thereof. The following discussion is based on current law. The tax treatment of a holder of any of the offered securities will vary depending upon the terms of the specific offered securities acquired by such holder as well as his particular situation, and this discussion does not attempt to address any aspects of Federal income taxation relating to the holders of the offered securities. Certain Federal income tax considerations relevant to holders of Securities will be provided in the applicable Prospectus Supplement relating thereto.

Each Prospective Purchaser is urged to consult with his or her own tax advisor with respect to such Purchaser's specific Federal, state, local foreign and other tax consequences of the Purchase, holding and sale of the offered securities.

Taxation of Sovran

          We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year ended December 31, 1995. We believe we have been organized and have operated in a manner which qualified for taxation as a REIT under the Code commencing with our taxable year ended December 31, 1995. We intend to continue to operate in this manner. However, our qualification and taxation as a REIT depends upon our ability to meet, through actual annual operating results, asset diversification, distribution levels and diversity of stock ownership, the various qualification tests imposed under the Code. Accordingly, there is no assurance that we have operated or will continue to operate in a manner so as to qualify or remain qualified as a REIT. Further, legislative, administrative or judicial action may change, perhaps retroactively, the anticipated income tax treatment described in this prospectus. No assurance can be given, however, that such requirements will be met. Based on various assumptions and factual representations we have made, in the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, our counsel, we have been organized in conformity with the requirements for qualification as a REIT beginning with its taxable year ending December 31, 1995, and our method of operation as described in this prospectus and as represented by us will enable us to satisfy the requirements for such qualification. Such qualification depends upon our ability to meet the various requirements imposed under the Code through actual operating results, as discussed below. Phillips, Lytle, Hitchcock, Blaine & Huber LLP will not review these operating results, and no assurance can be given that actual operating results will meet these requirements. The opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is not binding on the Internal Revenue Service. In addition, the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP is also based upon existing law, Treasury regulations, currently published administrative positions of the Internal Revenue Service and judicial decisions, which are subject to change either prospectively or retroactively.

          In any year in which we qualify as a REIT, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to shareholders. The REIT provisions of the Code generally allow a REIT to deduct distributions paid to its shareholders. This deduction for distributions paid to shareholders substantially eliminates the federal "double taxation" on earnings (once at the corporate level and once again at the shareholder level) that usually results from investments in a corporation.

          Even if we qualify as a REIT, however, we will be subject to federal income tax, as set forth below.

•	First, we will be taxed at regular corporate rates on our undistributed REIT taxable income, including undistributed net capital gains.
•	Second, under certain circumstances, we may be subject to the "alternative minimum tax" as a consequence of our items of tax preference.
•

Third, if we have net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business or other non-qualifying income from foreclosure property, it will be subject to tax at the highest corporate rate on such income.

•

Fourth, if we have net income from prohibited transactions (which are, in general, certain sales or other disposition of property other than foreclosure property held primarily for sale to customers in the ordinary course of business), such income will be subject to a 100% tax.

•

Fifth, if we should fail to satisfy either the 75% or 95% gross income test (discussed below) but have nonetheless maintained our qualification as a REIT because certain other requirements have been met, we will be subject to a 100% tax on the net income attributable to the greater of the amount by which we fail the 75% or 95% test, multiplied by a fraction intended to reflect our profitability.

•

Sixth, if we fail to distribute during each year at least the sum of (i) 85% of our REIT ordinary income for such year, (ii) 95% of our REIT capital gain net income for such year and (iii) any undistributed taxable income from prior periods, we will be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

•

Seventh, if we should dispose of any of the assets owned at the time of our initial public offering in June 1995 that had a fair market value at such time in excess of our adjusted tax basis ("Built-In-Gain") during the ten-year period (the "Recognition Period") beginning on the date of our initial public offering, then, to the extent of the Built-In Gain, such gain will be subject to a tax at the highest regular corporate rate, pursuant to guidelines issued by the Internal Revenue Service (the "Built-In Gain Rules").

          Requirements for Qualification

          To qualify as a REIT, we have elected to be so treated and must meet the requirements, discussed below, relating to our organization, sources of income, nature of assets and distributions of income to shareholders.

          Organizational Requirements

          The Code defines a REIT as a corporation, trust or association:

•	(1) that is managed by one or more trustees or directors;
•	(2) the beneficial ownership of which is evidenced by transferable shares or by transferable certificates of beneficial interest;
•	(3) that would be taxable as a domestic corporation but for Sections 856 through 860 of the Code;
•	(4) that is neither a financial institution nor an insurance company subject to certain provisions of the Code;
•	(5) the beneficial ownership of which is held by 100 or more persons;
•

(6)  at all times during the last half of each taxable year not more than 50% in value of the outstanding shares of which is owned, directly or indirectly, through the application of certain attribution rules, by five or fewer individuals (as defined in the Code to include certain entities); and

•	(7) that meets certain other tests, described below, regarding the nature of its income and assets.

The Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a taxable year of less than twelve months. Conditions (5) and (6) (the "100 shareholder" and "Five or Fewer" requirements) will not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of conditions (5) and (6), pension funds and certain other tax-exempt entities are treated as individuals, subject to a "look-through" exception in the case of condition (6).

          Prior to consummation of our initial public offering, we did not satisfy conditions (5) and (6) above. Our initial public offering allowed us to satisfy the 100 shareholder and Five or Fewer requirements. In addition, our Articles of Incorporation currently include certain restrictions regarding transfer of our stock, which restrictions are intended (among other things) to assist us in continuing to satisfy conditions (5) and (6) above.

          In addition, a corporation may not elect to become a REIT unless its taxable year is the calendar year. Effective January 1, 1995, we changed our taxable year to the calendar year.

          In order to provide us with flexibility, we own the Properties through the Operating Partnership. We hold a 94.25% limited partnership interest in the Operating Partnership. The Subsidiary, our wholly-owned subsidiary, holds a 1.62% general partner interest in the Operating Partnership. The Subsidiary is a "qualified REIT subsidiary" as defined in Section 856(i) of the Code. A qualified REIT subsidiary is any corporation that is 100% owned by a REIT at all times during the period the subsidiary is in existence. Under Section 856(i) of the Code, a qualified REIT subsidiary is not treated as a separate corporation from the REIT, and all assets, liabilities, income, deductions, and credits of the qualified REIT subsidiary are treated as assets, liabilities and such items (as the case may be) of the REIT. Because our Subsidiary is a qualified REIT subsidiary, it will not be subject to federal income tax.

          The Operating Partnership is treated as a partnership for Federal income tax purposes and we are treated as a partner in the Operating Partnership. In the case of a REIT that is a partner in a partnership, Treasury Regulations provide that the REIT is deemed to own its proportionate share of the assets of the partnership and is deemed to be entitled to the income of the partnership attributable to such share. In addition, the character of the assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and asset tests. Thus, our proportionate share of the assets, liabilities and items of income of the Operating Partnership are treated as our assets, liabilities and items of income for purposes of applying the requirements described herein.

          Income Tests

          To maintain qualification as a REIT, two gross income requirements must be satisfied annually.

•

First, at least 75% of our gross income, excluding gross income from certain dispositions of property held primarily for sale to customers in the ordinary course of a trade or business ("prohibited transactions"), for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property" and in certain circumstances, interest) or from certain types of temporary investments.

•

Second, at least 95% of our gross income (excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments and from dividends, interest and gain from the sale or disposition of stock or securities or from any combination of the foregoing.

          Rents received or deemed to be received by us will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met.

•	First, the amount of rent generally must not be based in whole or in part on the income or profits of any person.
•

Second, the Internal Revenue Code provides that rents from a tenant will not qualify as "rents from real property" in satisfying the gross income tests if the REIT, or an owner of 10% or more of the REIT, directly or constructively owns 10% or more of such tenant (a "Related Party Tenant").

•

Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as "rents from real property."

•

Finally, for rents to qualify as "rents from real property" the REIT must not operate or manage the property or furnish or render services to tenants, other than through an "independent contractor" who is adequately compensated and from whom the REIT does not derive any income; provided, however, that a REIT may, however, directly provide services with respect to its properties and the income will qualify as "rents from real property" if the services are "usually or customarily rendered" in connection with the rental of a room or other space for occupancy only and are not otherwise considered "rendered to the occupant."

          We have not and do not anticipate charging rent that is based in whole or in part on the income or profits of any person. We have not and do not anticipate deriving rent attributable to personal property leased in connection with real property that exceeds 15% of the total rents. We have not and do not anticipate receiving rent from Related Party Tenants.

          We provide certain services with respect to the properties. We believe that the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not otherwise rendered to particular tenants and therefore that the provision of such services will not cause rents received with respect to the properties to fail to qualify as rents from real property.

          If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for that year if we are eligible for relief under certain provisions of the Code. These relief provisions will generally be available if:

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect,
•	we attach a schedule of the sources of our income to our Federal income tax return and
•

any incorrect information on the schedule is not due to fraud with intent to evade tax. It is not possible, however, to state whether, in all circumstances, we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limits on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause. As discussed above, even if these relief provisions apply, a 100% tax would be imposed on the greater of the amount by which we fail either the 75% or 95% gross income test, multiplied by a fraction intended to reflect our profitability.

          Prohibited Transaction Income

          Any gain realized by us on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by the Operating Partnership, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. This prohibited transaction income may also adversely effect our ability to satisfy the income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction.

          The Operating Partnership intends to hold the properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the Internal Revenue Service may contend that one or more of these sales is subject to the 100% penalty tax.

          Asset Tests

          At the close of each quarter of its taxable year, we also must satisfy three tests relating to the nature and diversification of our assets.

•	First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and government securities.
•	Second, no more than 25% of the value of our total assets may be represented by securities other than those in the 75% asset class.
•

Third, of the investments included in the 25% asset class, the value of any one issuer's securities owned by us may not exceed 5% of the value of our total assets, and we may not own more than 10% of any one issuer's outstanding voting securities or 10% of the value of the outstanding securities of any issuer.

          After initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient non-qualifying assets within 30 days after the close of that quarter. We intend to maintain adequate records of the value of its assets to ensure compliance with the asset tests and to take such other actions within 30 days after the close of any quarter as may be required to cure any noncompliance.

          As a result of the REIT Modernization Act, for taxable years beginning after December 31, 2000, an exception to the 5% and 10% tests has been created so that we are permitted to own securities of a subsidiary that exceed the 5% value test and the new 10% vote or value test if the subsidiary elects to be a taxable REIT subsidiary. Not more than 20% of the value of a REIT's total assets will be permitted to be represented by securities of taxable REIT subsidiaries. It should be noted that the REIT Modernization Act contains two provisions that will ensure that taxable REIT subsidiaries will be subject to an appropriate level of federal income taxation. First, taxable REIT subsidiaries will be limited in their ability to deduct interest payments made to an affiliated REIT. Second, if a taxable REIT subsidiary pays an amount to a REIT that exceeds the amount that would be paid to an unrelated party in an arm's length transaction, the REIT generally will be subject to an excise tax equal to 100% of such excess.

          We may acquire one or more taxable REIT subsidiaries in the future if business conditions warrant. However, the value of any such taxable REIT subsidiaries will be less than 20% of the value of our assets.

          Annual Distribution Requirements

          To qualify as a REIT, we are required to make distributions (other than capital gain distributions) to our shareholders in an amount at least equal to:

(a)	the sum of:
•	90% of our "REIT taxable income" (computed without regard to the dividends-paid deduction and our capital gain) and
•	90% of our net income, if any, from foreclosure property in excess of the special tax on income from foreclosure property, minus
(b)

the sum of certain items of our non-cash income. Such distributions must be paid in the taxable year to which they relate, or in the following taxable year if declared before we timely file our Federal income tax return for such year and if paid on or before the first regular distribution after such declaration. To the extent that we do not distribute all of our net capital gain or distribute less than 100% (but at least 90%) of our "REIT taxable income" as adjusted, we will be subject to tax thereon at regular ordinary or capital gains corporate tax rates, as the case may be. Further, we would be subject to an excise tax if we should fail to distribute during each calendar year at least the sum of:

•	85% of our REIT ordinary income for that year,
•	90% of our REIT capital gain net income for that year and
•

any undistributed taxable income from prior periods. This excise tax would equal 4% of the excess of such required distribution over the amounts actually distributed. In addition, during our Recognition Period, if we dispose of any asset subject to the Built-In Gain Rules, we will be required, pursuant to guidance issued by the Internal Revenue Service, to distribute at least 90% of the Built-In Gain (after tax), if any, recognized on the disposition of the asset.

          We intend to make timely distributions sufficient to satisfy the annual distribution requirements.

          It is expected that our REIT taxable income will be less than our cash flow due to the allowance of depreciation and other non-cash charges in computing REIT taxable income. Accordingly, we anticipate that we will generally have sufficient cash or liquid assets to enable us to satisfy the 90% distribution requirement. It is possible, however, that we, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement or to distribute such greater amount as may be necessary to avoid income and excise taxation, due to timing differences between (1) the actual receipt of income and actual payment of deductible expenses and (2) the inclusion of such income and deduction of such expenses in arriving at our taxable income, or if the amount of nondeductible expenses such as principal amortization or capital expenditures exceed the amount of non-cash deductions. In the event that such timing differences occur, we may find it necessary to arrange for borrowings, if possible, in order to meet the distribution requirement.

          Under certain circumstances, we may be able to rectify a failure to meet the distribution requirement for a year by paying "deficiency dividends" to shareholders in a later year, which may be included in our deduction for dividends paid for the earlier year. Thus, we may be able to avoid being taxed on amounts distributed as deficiency dividends. We will, however, be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

          Failure to Qualify

          If we fail to qualify as a REIT in any taxable year and the relief provisions do not apply, we will be subject to tax (including any applicable alternative minimum tax) on our taxable income at regular corporate rates. Distributions to shareholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current and accumulated earnings and profits, all distributions to shareholders will be dividends, taxable as ordinary income, and subject to certain limitations of the Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be ineligible for qualification as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, if we fail to satisfy the gross income tests because non-qualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause.

          Built-In Gain

          To the extent we held any asset that has Built-In Gain as of the first day of the first taxable year for which we qualified as a REIT, we may recognize a corporate level tax at the time we dispose of such asset. Pursuant to Section 337(d)(1) of the Code, Congress has authorized the Internal Revenue Service to issue regulations to ensure that the repeal of the General Utilities doctrine is not circumvented through the use of investment vehicles like a REIT. In Notice 88-19, 1988-1 C.B. 486, the Internal Revenue Service announced that it intends to promulgate regulations requiring a C corporation to recognize any net Built-In Gain that would have been realized if the corporation had liquidated at the end of the last taxable year before the taxable year in which it qualifies to be taxed as a REIT. However, in lieu of this immediate recognition rule, the regulations will permit a REIT to elect to be subject to rule similar to rules applicable to S corporations with built-in gains under Section 1374 of the Code. Section 1374 of the Code generally provides that a corporation with appreciated assets that elects S corporation status will recognize a corporate level tax on the built-in gain if the S corporation disposes of the appreciated assets within a ten-year period commencing on the date on which the S corporation election was made. We have elected to have rules similar to the rules of Section 1374 of the Code apply to us. Accordingly, if we dispose of appreciated assets in a taxable transaction within a ten-year period commencing on the date we first qualified as a REIT, we will be taxed at the corporate level on the Built-in Gain attributable to the disposed assets. For these purposes, the assets owned by us prior to becoming a REIT will be appreciated assets. If these assets are disposed of within the ten-year Recognition Period, we will recognize a corporate level tax on the Built-In Gain attributable to the disposed assets. Accordingly, the disposition of such assets may adversely affect a shareholder's investment in Sovran. However, we may dispose of Property that is subject to the tax on Built-in Gain in a tax-free exchange of like-kind property pursuant to Section 1031 of the Code which will not trigger Built-In Gain. Moreover, we do not anticipate disposing of a substantial portion of our Built-In Gain assets, other than in a tax-free exchange, within the ten-year Recognition Period. We estimate that the amount of Built-In Gain with respect to such appreciated assets is approximately $5,000,000 and the amount of the corporate level tax if such Built-In Gain was recognized would be approximately $1,750,000 at current tax rates. The amount of such Built-In Gain is based upon our determination of fair value as of the first day of the first taxable year for which we qualified as a REIT which valuation could be challenged by the Internal Revenue Service.

Taxation of Our U.S. Shareholders

          For purposes of this discussion, a "U.S. shareholder" is a holder of our Common Shares or Series C Preferred Shares that for federal income tax purposes is:

          a citizen or resident of the United States,

•	a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state or political subdivision thereof,
•

an estate whose income from sources without the United States is includible in gross income for U.S. federal income tax purposes regardless of its connection with the conduct of a trade or business within the United States, or

•

a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons has the authority to control all substantial decisions of the trust.

          A "non-U.S. shareholder" is a holder of our Common Shares or Series C Preferred Shares that is not a U.S. shareholder.

          As long as we qualify as a REIT, distributions to our U.S. shareholders generally will be includible in their income as ordinary income dividends to the extent the distributions do not exceed our current or accumulated earnings and profits. Although a portion of these dividends may be treated as capital gain dividends as explained below, no portion of these dividends will be eligible for the dividends received deduction for corporate shareholders. In determining the extent to which a distribution constitutes ordinary income for Federal income tax purposes, our current or accumulated earnings and profits will generally be allocated first to distributions with respect to our preferred shares and thereafter to distributions with respect to our Common Shares.

          Distributions made out of our current or accumulated earnings and profits that we properly designate as capital gain dividends will be taxed as long-term capital gains to the extent they do not exceed our actual net capital gain for the taxable year and without regard to the period for which a shareholder has held our Common Shares or Series C Preferred Shares (collectively "Shares"). However, corporate U.S. shareholders may be required to treat up to 20% of certain capital gain dividends as ordinary income.

          In addition, we may elect to retain amounts representing our net capital gain income, and in that case:

•	we will be taxed at regular corporate capital gains tax rates on the retained amounts,
•	our U.S. shareholders will be taxed on their designated proportionate share of our retained net capital gains as though an amount were distributed and designated a capital gain dividend
•	each U.S. shareholder will receive a credit for a designated proportionate share of the tax that we pay,
•

each U.S. shareholder will increase the adjusted basis in its shares by the excess of the amount of its proportionate share of these net capital gains over its proportionate share of the tax that we pay, and

•

both we and our corporate U.S. shareholders will make commensurate adjustments in our respective earnings and profits for federal income tax purposes. If we should elect to retain our net capital gain in this fashion, we will notify our shareholders of the relevant tax information within 60 days after the close of our taxable year.

          In the case of a shareholder who is an individual, an estate or a trust, long-term capital gains and losses are separated into two tax rate groups, a 20% group and a 25% group and are subject to tax at the rate effective for each group. We will designate capital gain dividends, if any, as 20% rate gain distributions or 25% rate gain distributions and detail such designations in a manner intended to comply with applicable requirements. We will notify shareholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income or capital gain dividends and in the case of capital gain dividends to noncorporate shareholders, those designated as 20% rate gain distributions or 25% rate gain distributions.

          Distributions in excess of our current accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that they do not exceed the adjusted basis of the U.S. shareholder's Shares, but will reduce the U.S. shareholder's basis in his shares. To the extent that the distributions exceed the adjusted basis of a U.S. shareholder's Shares, they will be included in income as long-term capital gain, generally taxed to noncorporate U.S. shareholders at a maximum rate of 20%, or included in income as short-term capital gain if the Shares have been held for one year or less, provided in each case that the Shares are a capital asset in the hands of the shareholder.

          Distributions that we declare in October, November or December of a taxable year to shareholders of record on a date in one of those months will be deemed to have been received by the shareholders on December 31, provided we actually pay the dividends during the following January.

          Shareholders may not include in their individual tax returns any net operating losses or capital losses we incur. Instead, we would carry over such losses for potential offset against our future income, subject to certain limitations. Taxable distributions that we make and gain from the dispositions of our Shares will not be treated as passive activity income and, therefore, shareholders generally will not be able to apply any "passive activity losses," such as losses from certain types of limited partnerships in which a shareholder is a limited partner, against such income. In addition, taxable distributions that we make generally will be treated as investment income for purposes of the investment interest limitations. Capital gains from the disposition of Shares, or distributions treated as such, however, will be treated as investment income only if the shareholder so elects, in which case such capital gains will be taxed at ordinary income rates. Also, tax preferences and other items that are treated differently for regular and alternative minimum tax purposes are to be allocated between us and our shareholders under Treasury regulations which are to be prescribed. It is possible that these Treasury regulations might allocate tax preference items to our shareholders with respect to accelerated depreciation or other tax preference items that we claim.

          A U.S. shareholder's sale or exchange of Shares will result in recognition of gain or loss in an amount equal to the difference between (1) the amount of cash and the fair market value of any property received (exclusive of any portion attributable to accumulated and declared but unpaid dividends which will generally be taxable to you as a distribution on your Shares), and (2) the U.S. shareholder's adjusted basis in the Shares sold or exchanged. This gain or loss will be capital gain or loss, provided that the Shares are a capital asset in the hands of the U.S. shareholder, and will be long-term capital gain or loss if the U.S. shareholder's holding period in the Shares exceeds one year. Long-term capital gains will generally be taxed to noncorporate U.S. shareholders at a maximum rate of 20%. In addition, in the case of a U.S. shareholder who has owned the Shares for six months or less, measured by using the holding period rules of Section 857 of the Code, any loss upon a sale or exchange of Shares will generally be treated as a long-term capital loss to the extent of actual or constructive distributions from us required to be treated by the U.S. shareholder as long-term capital gain.

Taxation of Our Tax-Exempt U.S. Shareholders

          In Revenue Ruling 66-106, the Internal Revenue Service ruled that amounts distributed by a REIT to a tax-exempt employees' pension trust did not constitute "unrelated business taxable income," provided that the shares of the REIT are not otherwise used in an unrelated trade or business of the tax-exempt employees' pension trust. Although Revenue Rulings are interpretive in nature and subject to revocation or modification by the Internal Revenue Service, based upon the analysis and conclusion of Revenue Ruling 66-106, our distributions to U.S. shareholders that are tax-exempt pension plans, individual retirement accounts, or other qualifying tax-exempt entities should not constitute unrelated business taxable income, unless the U.S. shareholder has financed the acquisition of its Shares with "acquisition indebtedness" within the meaning of the Code, or the Shares are otherwise used in an unrelated trade or business conducted by the U.S. shareholder.

          Special rules apply to tax-exempt pension trusts, including so-called 401(k) plans but excluding individual retirement accounts or government pension plans, that own more than 10% by value of a "pension-held REIT" at any time during a taxable year. The pension trust may be required to treat a percentage of all dividends received from the pension-held REIT during the year as unrelated business taxable income. This percentage is computed as the ratio of (1) the pension-held REIT's gross income, less direct expenses related to that income, derived from the conduct of unrelated trades or businesses and determined as if the pension-held REIT were a tax-exempt pension trust to (2) the pension-held REIT's gross income, less direct expenses related to that income, from all sources; however, the percentage will be deemed to be zero if it does not otherwise equal or exceed 5%. A REIT is a "pension-held REIT" if (1) the REIT is "predominantly held" by tax-exempt pension trusts, and (2) the REIT would otherwise fail to satisfy the "closely held" ownership requirement of Section 856(a)(6) of the Code if the stock in the REIT owned by the tax-exempt pension trusts were viewed as held by tax-exempt pension trusts themselves rather than by their respective beneficiaries. A REIT is "predominantly held" by tax-exempt pension trusts if at least one tax-exempt pension trust holds more than 25% by value of the REIT's stock, or if one or more tax-exempt pension trusts, each owning more than 10% by value of the REIT's stock own in the aggregate more than 50% by value of the REIT's stock. Given the restrictions in our Articles of Incorporation regarding the ownership concentration of our shares, we believe that we are not currently and are unlikely to become a pension-held REIT. However, because our Common Shares and certain four preferred shares are publicly traded, and because our Board of Directors has the discretion to waive certain transfer restrictions in our Articles of Incorporation under certain circumstances, there can be no assurance that we will not become a pension-held REIT.

Taxation of Our Non-U.S. Shareholders

          The rules governing the Federal income taxation of non-U.S. shareholders are complex, and the following discussion is intended only as a summary of these rules. If you are a non-U.S. shareholder, you should consult with your own tax advisor to determine the impact of Federal, state, local, and foreign tax laws, including any tax return filing and other reporting requirements, with respect to your investment in our Shares.

          In general, a non-U.S. shareholder will be subject to Federal income tax at graduated rates in the same manner as our U.S. shareholders with respect to its investment in Shares if that investment is effectively connected with the non-U.S. shareholder's conduct of a trade or business in the United States. A corporate non-U.S. shareholder may also be subject to an additional 30% branch profits tax on the repatriation from the United States of the effectively connected earnings and profits. The balance of this discussion addresses only those non-U.S. shareholders whose investment in our Shares is not effectively connected with the conduct of a trade or business in the United States.

          A distribution by us to a non-U.S. shareholder that is not attributable to gain from the sale or exchange by us of a United States real property interest and that is not designated by us as a capital gain dividend will be treated as an ordinary income dividend to the extent that it is made out of our current or accumulated earnings and profits. A distribution of this type will generally be subject to Federal withholding tax at the rate of 30% on the gross amount of the dividend, or a lower rate that may be specified by a tax treaty if the non-U.S. shareholder has in the manner prescribed by the Internal Revenue Service demonstrated his entitlement to benefits under the tax treaty. While tax treaties may reduce or eliminate the withholding obligations on our distributions, under some treaties, rates below 30% generally applicable to ordinary income dividends from United States corporations may not apply to ordinary income dividends from a REIT. Because we cannot determine our current and accumulated profits until the end of our taxable year, withholding at the rate of 30% or applicable lower treaty rate will be imposed on the gross amount of any distribution to a non-U.S. shareholder that we make and do not designate a capital gain dividend. Notwithstanding this withholding, distributions in excess of our current and accumulated earnings and profits are a nontaxable return of capital to the extent that they do not exceed the non-U.S. shareholder's adjusted basis in his Shares, and the nontaxable return of capital will reduce the adjusted basis in these Shares. To the extent that distributions in excess of our current and accumulated earnings and profits exceed the adjusted basis of a non-U.S. shareholder's Shares, the distributions will give rise to tax liability if the non-U.S. shareholder would otherwise be subject to tax on any gain from the sale or exchange of his Shares, as discussed below. A non-U.S. shareholder may seek a refund of amounts withheld on distributions to him to the extent they exceed the tax liability resulting from such distributions, provided that the required information is furnished to the Internal Revenue Service.

          For any year in which we qualify as a REIT, our distributions that are attributable to gain from our sale or exchange of a United States real property interest within the meaning of Section 897 of the Code are taxable to a non-U.S. shareholder as if these distributions were gains effectively connected with a trade or business in the United States conducted by the non-U.S. shareholder. Accordingly, a non-U.S. shareholder will be taxed on these amounts at the normal capital gain rates applicable to a U.S. shareholder, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals; the non-U.S. shareholder would be required to file a United States Federal income tax return reporting these amounts, even if applicable withholding were imposed as described below; and corporate non-U.S. shareholders may owe the 30% branch profits tax in respect of these amounts. We will be required to withhold from distributions to non-U.S. shareholders 35% of the maximum amount of any distribution that could be designated by us as a capital gain dividend. In addition, for purposes of this withholding rule, if we designate prior distributions as capital gain dividends, then subsequent distributions up to the amount of the designated prior distributions will be treated as capital gain dividends subject to withholding. If for any taxable year we elect to designate as capital gain dividends any portion of the dividends paid or made available for the year to our shareholders, including our retained capital gains treated as capital gain dividends, then the portion of the capital gain dividends so designated that is allocable to the holders of Shares will on a percentage basis equal the ratio of the amount of the total dividends paid or made available to the holders of the Shares for the year to the total dividends paid or made available for the year to holders of all classes of our shares.

          The amount of any tax withheld by us with respect to a distribution to a non-U.S. shareholder is creditable against the non-U.S. shareholder's Federal income tax liability, and if the amount of tax withheld by us exceeds the non-U.S. shareholder's federal income tax liability with respect to the distribution, the non-U.S. shareholder may file for a refund of the excess from the Internal Revenue Service. In this regard, note that the 35% withholding tax rate on capital gain dividends corresponds to the maximum income tax rate applicable to corporate non-U.S. shareholders but is higher than the 20% and 25% maximum rates on capital gains generally applicable to noncorporate non-U.S. shareholders. Generally effective with respect to distributions paid after December 31, 2000, new Treasury regulations alter the information reporting and backup withholding rules applicable to non-U.S. shareholders and provide presumptions under which a non-U.S. shareholder is subject to backup withholding and information reporting unless we receive certification from the shareholder of its non-U.S. shareholder status. The new Treasury regulations also provide special rules to determine whether, for purposes of determining the applicability of a tax treaty, our distributions to a non-U.S. shareholder that is an entity should be treated as paid to the entity or to those owning an interest in that entity, and whether the entity or its owners are entitled to benefits under the tax treaty.

          If our Shares are not "United States real property interests" within the meaning of Section 897 of the Code, a non-U.S. shareholder's gain on sale of Shares generally will not be subject to Federal income taxation, except that a nonresident alien individual who was present in the United States for 183 days or more during the taxable year will be subject to a 30% tax on such gain. The Shares will not constitute a United States real property interest if we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the preceding five-year period less than 50% in value of its shares was held directly or indirectly by foreign persons. We believe that we are and will be a domestically controlled REIT and thus that a non-U.S. shareholder's gain on sale of Shares will not be subject to Federal income taxation. However, because our shares are publicly traded, we can provide no assurance that we will be a domestically controlled REIT. If we are not a domestically controlled REIT, a non-U.S. shareholder's gain on sale of our Shares will not be subject to Federal income taxation as a sale of a United States real property interest, if (1) the Shares are "regularly traded," as defined by applicable Treasury regulations, on an established securities market such as the New York Stock Exchange, and (2) the non-U.S. shareholder has at all times during the preceding five years owned 5% or less by value of the then outstanding Shares. Special rules may apply to sales or other dispositions during the period before the Shares are traded on the New York Stock Exchange. If the gain on the sale of the Shares were subject to Federal income taxation, the non-U.S. shareholder would generally be subject to the same treatment as a U.S. shareholder with respect to its gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals), would be required to file a United States federal income tax return reporting that gain, and in the case of corporate non-U.S. shareholders might owe branch profits tax. In any event, a purchaser of Shares from a non-U.S. shareholder will not be required to withhold on the purchase price if the purchased Shares are regularly traded on an established securities market or if we are a domestically controlled REIT. Otherwise, the purchaser of Shares may be required to withhold 10% of the purchase price paid to the non-U.S. shareholder and to remit the withheld amount to the Internal Revenue Service. Any amount withheld would be creditable against the non-U.S. shareholder's tax liability.

Redemption of Series C Preferred Shares

          Redemption of Series C Preferred Shares will be treated under Section 302 of the Code as a distribution taxable as a dividend (to the extent of our current and accumulated earnings and profits) at ordinary income rates unless the redemption satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed shares. None of these dividend distributions will be eligible for the dividends received deduction for corporate shareholders. The redemption will be treated as a sale or exchange if it:

•	is "substantially disproportionate" with respect to the holder,
•	results in a "complete termination" of the holder's stock interest in the corporation, or
•	is "not essentially equivalent to a dividend" with respect to the holder, all within the meaning of Section 302(b) of the Code.

          In determining whether any of these tests have been met, shares considered to be owned by the holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of common or preferred stock actually owned by the holder, must generally be taken into account. If a particular holder of Series C Preferred Shares owns (actually or constructively) none of our Common Shares or preferred shares, or an insubstantial percentage of the outstanding shares of our Common Shares or preferred shares, a redemption of Series C Preferred Shares of that holder is likely to qualify for sale or exchange treatment because the redemption would not be "essentially equivalent to a dividend." However, because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to any particular holder of Series C Preferred Shares depends upon the facts and circumstances at the time that the determination must be made, holder of Series C Preferred Shares are advised to consult their own tax advisors to determine such tax treatment.

          If a redemption of shares of Series C Preferred Shares is not treated as a distribution taxable as a dividend to a particular holder, it will be treated as to that holder as a taxable sale or exchange. As a result, such holder will recognize gain or loss for Federal income tax purposes in an amount equal to the difference between (1) the amount of the cash and the fair market value of any property received (less any portion thereof attributable to our accumulated and declared but unpaid dividends, which will be taxable as a dividend to the extent of our current and accumulated earnings and profits), and (2) the holder's adjusted basis of Series C Preferred Shares for tax purposes. Such gain or loss will be capital gain or loss if the Series C Preferred Shares have been held as a capital asset, and will be long-term gain or loss if such Series C Preferred Shares have been held for more than one year. If a redemption of Series C Preferred Shares is treated as a distribution taxable as a dividend, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received by the holder. The holder's adjusted basis in the redeemed Series C Preferred Shares for tax purposes will be transferred to the holder's remaining shares in Sovran. If the holder owns no other shares in Sovran, such basis may, under certain circumstances, be transferred to a related person or it may be lost entirely.

          Under Section 305(c) of the Code and the applicable Treasury Regulations thereunder, if the cash redemption price of preferred shares exceeds its issue price, the difference (the "redemption premium") may be taxable as a constructive dividend of additional shares of preferred stock to holders over a certain period. Because the terms of the Series C Preferred Shares provide for our optional right of redemption for cash at a price in excess of its issue price, holders could be required to recognize such redemption premium under an economic accrual method if, based on all of the facts and circumstances, the optional redemption is more likely than not to occur. We believe that the existence of its optional redemption right for cash does not result in a constructive dividend to holders of the Series C Preferred Shares.

Conversion of Series C Preferred Shares for Common Shares

          The conversion of Series C Preferred Shares for Common Shares should constitute a recapitalization for Federal income tax purposes. Accordingly, income, gain or loss generally should not be recognized by a holder of Series C Preferred Shares upon the exchange of Series C Preferred Shares for Common Shares (except with respect to Common Shares received in discharge of accrued dividends or with respect to cash received for a fractional share interest of Series C Preferred Shares). A holder's tax basis in Common Shares received pursuant to the conversion generally should equal the holder's tax basis in the Series C Preferred Shares surrendered in exchange therefore. Similarly, the holding period for Common Shares received pursuant to the conversion generally should include the period for which the Series C Preferred Shares surrendered in exchange therefore was held.

          Common Shares received by a shareholder pursuant to a conversion in discharge of accrued dividends on the Series C Preferred Shares should be treated as a distribution on the Series C Preferred Shares to the extent of such accrued dividends. Such a distribution would be taxed as a dividend to the extent of our current or accumulated earnings and profits. The basis of common stock received in discharge of accrued dividends on the Series C Preferred Shares will be its fair market value on the date received and the holding period of such Common Shares will commence on the day after its receipt.

          A holder who receives cash in lieu of a fractional share of Series C Preferred Shares upon conversion of his Series C Preferred Shares for Common Shares will be treated as having first received such fractional share and as having then exchanged such fractional share for cash in a taxable transaction. Gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the Series C Preferred Shares allocable to such fractional interest. In general, such gain or loss will constitute a capital gain or loss and will be a long term capital gain or loss if the Series C Preferred Shares has been held for more than one year as of the date of such conversion.

          Future adjustments, if any, of the conversion rates of Series C Preferred Shares (including adjustments to reflect our issuance of certain rights, warrants or evidence of indebtedness, or distributions of assets to holders of common stock) may result in constructive distributions taxable as dividends to the holders of Series C Preferred Shares (to the extent that we have current or accumulated earnings and profits).

Purchase Warrants

          Exercise

          A holder of Purchase Warrants will not recognize gain or loss upon the exercise of a Purchase Warrant, except as to cash in lieu of fractional shares. The tax basis of the shares of Common Shares received upon the exercise of a Purchase Warrant ("Warrant Shares") received in the hands of the holder will be equal to the sum of the holder's adjusted tax basis in the Purchase Warrant and the cash exercise price paid (in each case, less any portion thereof attributable to fractional shares). The holder's holding period for the Warrant Shares will not include the period during which the Purchase Warrant was held.

          Expiration of Purchase Warrants

          Upon the expiration of a Purchase Warrant, a holder will recognize capital loss in an amount equal to its adjusted tax basis in the Purchase Warrant.

          Sale or Exchange of Purchase Warrants

          Upon the sale or exchange of a Warrant to a person other than Sovran, a holder will recognize gain or loss in an amount equal to the difference between the amount realized on the sale or exchange and the holder's adjusted tax basis in the Purchase Warrant. Such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the Purchase Warrant was held for more than one year. The Federal income tax consequences to a holder of a Purchase Warrant from a sale of the Purchase Warrant to Sovran are uncertain. In particular, it is possible that a holder may recognize ordinary income on such a sale. Holders are advised to consult their own tax advisors as to the consequences of a sale of Purchase Warrants to Sovran.

          Constructive Dividend on or Constructive Exchange of Purchase Warrants

          If, at any time, we make a distribution of property to our shareholders that is taxable to our shareholders as a dividend (for example, a distribution of evidences of indebtedness or our assets, but generally not stock dividends or rights to subscribe for stock) and, pursuant to the antidilution provisions of the Purchase Warrants, the exercise price of the Purchase Warrants is adjusted, then such adjustment may be deemed to be the payment of a taxable dividend to holders of Purchase Warrants.

Withholding and Reporting Requirements

          We will report to our U.S. shareholders and to the Internal Revenue Service the amount of distributions paid during each calendar year and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. shareholder may be subject to backup withholding at the rate of 31% with respect to distributions paid unless the U.S. shareholder (1) is a corporation or comes within other exempt categories and when required demonstrates that fact or (2) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding rules and otherwise complies with applicable requirements of the backup withholding rules. A U.S. shareholder who does not provide us with his correct taxpayer identification number may be subject to penalties imposed by the Internal Revenue Service. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. shareholder who fails to certify his non-foreign status to us.

          We will report to our non-U.S. shareholders and to the Internal Revenue Service the amount of dividends paid during each calendar year and the amount of tax withheld, if any. These information reporting requirements apply regardless of whether withholding was reduced or eliminated by an applicable tax treaty or because the dividends were effectively connected with a U.S. trade or business. As discussed above, withholding rates of 30% and 35% may apply to distributions to non-U.S. shareholders, and new Treasury regulations will when effective alter the information reporting and withholding rules applicable to non-U.S. shareholders.

          The payment of the proceeds from your disposition of Shares to or through the United States office of a broker will generally be subject to information reporting and backup withholding at a rate of 31% unless under penalties of perjury you certify your status as a non-U.S. shareholder or otherwise establish an exemption. The payment of the proceeds from your disposition of Shares to or through a non-United States office of a non-U.S. broker generally will not be subject to backup withholding and information reporting.

          Any amounts required to be withheld from payments to you will be collected by us or other applicable withholding agents for remittance to the Internal Revenue Service. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, over withheld amounts may be refunded or credited against your Federal income tax liability, provided that you furnish the required information to the Internal Revenue Service. In addition, the absence or existence of applicable withholding does not necessarily excuse you from filing applicable United States Federal income tax returns.

Tax Aspects of the Operating Partnership

          Substantially all of our investments will be held indirectly through the Operating Partnership. In general, partnerships are "pass-through" entities which are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. We will include in our income our proportionate share of the foregoing partnership items for purposes of the various REIT income tests and in the computation of our REIT taxable income. Moreover, for purposes of the REIT asset tests, we will include our proportionate share of assets held by the Operating Partnership. See "Taxation of Sovran."

          Entity Classification

          Our interests in the Operating Partnership involve special tax considerations, including the possibility of a challenge by the Internal Revenue Service of the status of the Operating Partnership as a partnership, as opposed to an association taxable as a corporation, for federal income tax purposes. If the Operating Partnership were treated as an association, it would be taxable as a corporation and therefore be subject to an entity-level tax on its income. In such a situation, the character of our assets and items of gross income would change and preclude us from satisfying the asset tests and the income tests (see "Taxation of Sovran - Asset Tests" and "-Income Tests"). This, in turn would prevent us from qualifying as a REIT. See "Taxation of Sovran - Failure to Qualify" above for a discussion of the effect of our failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's status for tax liability without any related cash distributions.

          Treasury Regulations that apply for tax period beginning on or after January 1, 1997 provide that an "eligible entity" may elect to be taxed as a partnership for federal income tax purposes. An eligible entity is a domestic business entity not otherwise classified as a corporation and which has at least two members. Unless it elects otherwise, an eligible entity in existence prior to January 1, 1997, will have the same classification for federal income tax purposes that it claimed under the entity classification Treasury Regulations in effect prior to this date. In addition, an eligible entity which did not exist, or did not claim a classification, prior to January 1, 1997, will be classified as a partnership for federal income tax purposes unless it elects otherwise. The Operating Partnership intends to claim classification as a partnership under these regulations.

          Even if the Operating Partnership is taxable as a partnership under these Treasury Regulations, it could be treated as a corporation for federal income tax purposes under the "publicly traded partnership" rules of Section 7704 of the Code. A publicly traded partnership is a partnership whose interests trade on an established securities market or are readily tradable on a secondary market, or the substantial equivalent thereof. While units of the Operating Partnership are not and will not be traded on an established trading market, there is some risk that the Internal Revenue Service might treat the units held by the limited partners of the Operating Partnership as readily tradable because, after any applicable holding period, they may be exchanged for our common stock, which is traded on an established market. A publicly traded partnership will be treated as a corporation for federal income tax purposes unless at least 90% of such partnership's gross income for a taxable year consists of "qualifying income" under the publicly traded partnership provisions of Section 7704 of the Code. "Qualifying income" under Section 7704 of the Code includes interest, dividends, real property rents, gains from the disposition of real property, and certain income or gains from the exploitation of natural resources. Therefore, qualifying income under Section 7704 of the Code generally includes any income that is qualifying income for purposes of the 95% gross income test applicable to REITs. We anticipate that the Operating Partnership will satisfy the 90% qualifying income test under Section 7704 of the Code and, thus, will not be taxed as a corporation.

          There is one significant difference, however, regarding rent received from related party tenants. For a REIT, rent from a tenant does not qualify as rents from real property if the REIT and/or one or more actual or constructive owners of 10% or more of the REIT actually or constructively own 10% or more of the tenant. See "Taxation of Sovran - Income Tests." Under Section 7704 of the Code, rent from a tenant is not qualifying income if a partnership and/or one or more actual or constructive owners of 5% or more of the partnership actually or constructively own 10% of more of the tenant.

          Accordingly, we will need to monitor compliance with both the REIT rules and the publicly traded partnership rules. The Operating Partnership has not requested, nor does it intend to request, a ruling from the Internal Revenue Service that it will be treated as a partnership for federal income tax purposes. In the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP, which is based on the provisions of the partnership agreement of the Operating Partnership and on certain factual assumptions and on representations, the Operating Partnership has a reasonable basis for its claim to be classified as a partnership for federal income tax purposes and therefore should be taxed as a partnership rather than an association taxable as a corporation for periods prior to January 1, 1997. Phillips, Lytle, Hitchcock, Blaine & Huber LLP's opinion is not binding on the Internal Revenue Service or the courts.

          Partnership Allocations.

          A partnership agreement will generally determine the allocation of income and losses among partners. However, these allocations will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code. Generally, Section 704(b) and the Treasury Regulations promulgated under this section of the Code require that partnership allocations respect the economic arrangement of the partners. If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The Operating Partnership's allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations promulgated under this section of the Code.

          Tax Allocations with Respect to the Properties.

          Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the "book-tax difference" associated with the property at the time of the contribution. The book-tax difference with respect to property that is contributed to a partnership is generally equal to the difference between the fair market value of contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. These allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. The Operating Partnership was formed by way of contributions of appreciated property. Moreover, subsequent to the formation of the Operating Partnership, additional persons have contributed appreciated property to the Operating Partnership in exchange for interests in the Operating Partnership.

          The partnership agreement requires that these allocations be made in a manner consistent with Section 704(c) of the Code. In general, limited partners of the Operating Partnership who acquired their limited partnership interests through a contribution of appreciated property will be allocated depreciation deductions for tax purposes which are lower than these deductions would be if determined on a pro rata basis. In addition, in the event of the disposition of any of the contributed book-tax difference will generally be allocated to the limited partners who contributed the property, and we will generally be allocated only our share of capital gains attributable to appreciation, if any, occurring after the time of contribution to the Operating Partnership. This will tend to always entirely eliminate the book-tax difference over the life of the Operating Partnership. However, the special allocation rules of Section 704(c) do not always entirely eliminate the book-tax difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus the carryover basis of the contributed assets in the hands of the Operating Partnership may cause us to be allocated lower depreciation and other deductions. Possibly we could be allocated an amount of taxable income in the event of a sale of these contributed assets in excess of the economic or book income allocated to us as a result of the sale. This may cause us to recognize taxable income in excess of cash proceeds, which might adversely affect our ability to comply with the REIT distribution requirements. See "Taxation of Sovran - Annual Distribution Requirements."

          Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences, including retention of the "traditional method" or the election of other methods which would permit any distortions caused by a book-tax difference to be entirely rectified on an annual basis or with respect to a specific taxable transaction such as a sale. We and the Operating Partnership have determined to use the "traditional method" for accounting for book-tax differences for the properties initially contributed to the Operating Partnership and for some assets acquired subsequently. We and the Operating Partnerships have not yet decided what method will be used to account for book-tax differences for properties acquired by the Operating Partnership in the future. Any property acquired by the Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code will not apply.

          Basis in the Operating Partnership Interest.

          The adjusted tax basis in our interest in the Operating Partnership generally will be equal to: the amount of cash and the basis of any other property we contribute to the Operating Partnership, increased by our allocable share of the Operating Partnership's income and our allocable share of indebtedness of the Operating Partnership, and reduced, but not below zero, by our allocable share of losses suffered by the Operating Partnership, the amount of cash distributed to us and constructive distributions resulting from a reduction in our share of indebtedness of the Operating Partnership. If the allocation of our distributive share of the Operating Partnership's loss exceeds the adjusted tax basis of our partnership interest in the Operating Partnership, the recognition of this excess loss will be deferred until such time and to the extent that we have adjusted tax basis in our interest in the Operating Partnership. We will recognize taxable income to the extent that the Operating Partnership's distributions, or any decrease in our share of the indebtedness of the Operating Partnership, exceeds our adjusted tax basis in the Operating Partnership. A decrease in our share of the indebtedness of the Operating Partnership is considered a cash distribution.

          Sale of Partnership Property.

          Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of such gain that is treated as depreciation or cost recovery recapture. However, our share as a partner of any gain realized by the Operating Partnership on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. See "Taxation of Sovran." Such prohibited transaction income will also have an adverse effect upon our ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction.

          A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's basis made during the four-year period prior to disposition must not exceed 30% of the property's net sales price. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing the properties and to make such occasional sales of the properties, including adjoining land, as are consistent with our and the Operating Partnership's investment objectives. No assurance can be given, however, that every property sale by the Operating Partnership will constitute a sale of property held for investment.

Other Tax Consequences

          We and our shareholders may also be subject to state or local taxation in various state or local jurisdictions, including those in which we or our shareholders transact business or reside. State and local tax treatment may not conform to the federal income tax consequences discussed above. Consequently, we advise you to consult your own tax advisor regarding the specific federal, state, local, foreign and other tax consequences to you of the acquisition, ownership, and disposition of our Shares.

PLAN OF DISTRIBUTION

          This prospectus relates to the possible offer and sale from time to time of up to 2,800,000 Series C Preferred Shares, up to 379,166 Purchase Warrants and up to 2,526,402 Common Shares initially issuable upon conversion of the Series C Preferred Shares and upon exercise of the Purchase Warrants. Registration of these securities does not necessarily mean that all or any of the securities will be sold by the selling security holders. We will not receive any proceeds from the sale by the selling security holders of the securities offered by this prospectus. To the extent that any Purchase Warrants are exercised for cash (and not through a net exercise provision), we will receive an amount equal to the number of Common Shares purchased times the exercise price. We cannot predict when or how much we will receive from the exercise, if any, of the Purchase Warrants. As used herein, "selling security holders" includes donees, pledgees and other transferees of the registered securities received from a named selling security holder after the date of this prospectus.

          The selling security holders may sell securities from time to time, in one or more types of transactions, which may include sales in the open market, underwritten offerings or block transactions on the New York Stock Exchange, or such other national securities exchange or automated interdealer quotation system on which the securities are then listed or quoted, sales in the over-the-counter market, privately negotiated transactions or otherwise, at market prices prevailing at the time of sale or at negotiated prices. Such transactions may or may not involve brokers or dealers.

          In connection with an underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling security holder or from purchasers of the offered securities for whom they may act as agents. In addition, underwriters may sell the offered securities to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

          In addition to the foregoing, the methods by which the securities may be sold include:

•

cross trades or block trades in which a broker-dealer will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;
•	ordinary brokerage transactions and transactions in which the broker acts as agent and solicits purchasers;
•	an exchange distribution in accordance with the rules of the New York Stock Exchange;
•	the writing of options, whether the options are listed on an options exchange or otherwise; and
•	the settlement of short sales.

          From time to time, the selling security holders may pledge, hypothecate or grant a security interest in some or all of the offered securities. The pledgees, secured parties or persons to whom the shares have been hypothecated will, upon foreclosure in the event of default, be deemed to be selling security holders. The number of the selling security holders' securities offered under this prospectus will decrease as and when any of the above actions are taken. The plan of distribution for the selling security holders' securities will otherwise remain unchanged.

          In connection with the distribution of the offered securities, the selling security holders may enter into hedging transactions with broker-dealers. In connection with these hedging transactions, broker-dealers may engage in short sales of the offered shares in the course of hedging the positions they assume with the selling security holders. The selling security holders may also sell the offered shares short and redeliver the offered shares to close out the short positions. The selling security holders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of the offered securities. The selling security holders may also loan or pledge the offered shares to a broker-dealer, and the broker-dealer may sell the offered securities so loaned or, upon a default, the broker-dealer may effect sales of the offered securities that are pledged. In addition to the foregoing, the selling security holders may enter into, from time to time, other types of hedging transactions.

          If securities are sold in an underwritten offering, the securities will be acquired by the underwriters for their own accounts and may be resold from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or prices at the time of the sale or at negotiated prices. Any initial public offering price and any discounts or commissions allowed or reallowed or paid to dealers may be changed from time to time. Underwriters may sell securities to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          The selling security holders and any underwriters, dealers or agents participating in the distribution of the offered shares may be deemed to be "underwriters" within the meaning of the Securities Act. Accordingly, any profit on the sale of the offered shares by the selling security holders and any commissions received by broker-dealers may be deemed to be underwriting commissions under the Securities Act.

          When the selling security holders elects to make a particular offer of offered shares, this prospectus and a prospectus supplement, if required, may be distributed through the facilities of the New York Stock Exchange under Rule 153 under the Securities Act. A prospectus supplement, if required, will identify any underwriters, dealers or agents and any discounts, commissions and other terms constituting underwriting compensation from the selling security holders and any other required information.

          We have agreed to pay the costs and expenses incurred in connection with the registration under the Securities Act of the offered shares, including:

•	all registration and filing fees;
•	printing expenses and fees; and
•	fees and disbursements of counsel and accountants for us.
•	fees and expenses of any underwriter that are typically paid by issuers.

          The selling security holders will pay:

•	any underwriting fees or discounts, brokerage commissions or similar selling expenses;
•	fees and disbursements of counsel for the selling security holders; and
•	transfer taxes, if any

          Under agreements that may be entered into by us, underwriters, dealers and agents who participate in the distribution of offered, securities, and their respective directors, trustees, officers, partners, agents, employees and affiliates, may be entitled to indemnification by us against various liabilities, including liabilities under the securities laws in connection with this offering, or may be entitled to contributions from us towards payments which the underwriters, dealers or agents may be required to make. We have agreed to indemnify the selling security holders and their officers, directors, partners, employees, and fiduciaries (and the officers, directors, employees, etc. thereof) and each person who controls (within the meaning of the Securities Act) the selling security holders, against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, arising under the securities laws in connection with this offering. Each selling security holder severally has agreed to indemnify us, our officers, directors, employees, agents, representatives and each person who controls us (within the meaning of the Securities Act) against any losses, claims, damages, liabilities, judgments, fines, penalties, charges, costs, reasonable attorneys' fees, amounts paid in settlement or expenses, joint or several, arising under the securities laws in connection with this offering with respect to written information furnished to us by the selling security holders expressly for use in the registration statement of which this prospectus is a part.

          To comply with the securities laws of certain jurisdictions, the securities must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain jurisdictions, the securities may not be offered or sold unless they have been registered or qualified for sale or an exemption is available and complied with.

          The selling security holders are subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including Regulation M. This regulation may limit the timing of purchases and sales of any of the offered securities by the selling security holders. The anti-manipulation rules under the Exchange Act may apply to sales of offered securities in the market and to the activities of the selling security holders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the offered shares to engage in market-making activities for the particular securities being distributed for a period of up to five business days before the distribution. The restrictions may affect the marketability of the offered securities and the ability of any person or entity to engage in market-making activities for the offered securities.

          If we are notified by a selling security holder that any material arrangement has been entered into with a broker-dealer for the sale of securities under this prospectus through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing the following:

•	the name of each such selling security holder and of the participating broker-dealer(s);
•	the number of Common Shares, Series C Preferred Shares or Purchase Warrants involved;
•	the price at which such securities were sold;
•	the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable;
•	that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and
•	other facts material to the transaction.

          In addition, if we are notified by a selling security holder that a donee or pledgee not named in this prospectus (as amended or supplemented) intends to sell more than 500 Common Shares or Series C Preferred Shares, a supplement to this prospectus will be filed if required.

          Selling security holders also may resell all or a portion of their securities in reliance upon Rule 144 under the Securities Act or another applicable exemption from registration under the Securities Act, if they meet the criteria and conform to the requirements of that rule or other exemption.

LEGAL MATTERS

          The legality of the securities offered by this prospectus is being passed upon by Phillips, Lytle, Hitchcock, Blaine & Huber LLP, Buffalo, New York. The description of U.S. federal income tax matters contained in the prospectus in the section entitled "Federal Income Tax Considerations" is also based on the opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Robert J. Attea, Sovran's Chairman of the Board and Chief Executive Officer, is the brother of a partner of Phillips, Lytle, Hitchcock, Blaine & Huber LLP. Several partners of Phillips, Lytle, Hitchcock, Blaine & Huber LLP own Common Shares. Phillips, Lytle, Hitchcock, Blaine & Huber LLP will rely upon the opinion of Hogan & Hartson L.L.P. as to all matters of Maryland law.

EXPERTS

          Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedule included in our Annual report on Form 10-K for the year ended December 31, 2001, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

PART II     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.     Other Expenses of Issuance and Distribution

          The expenses incurred by us in connection with the registration of the securities being offered are as follows:


SEC Registration Fee	$ 7,670
Legal fees and expenses	37,000
Printing/reproduction expenses	6,000
Accounting fees and expenses	5,000
Miscellaneous	6,300
Total	$61,970


All amounts are estimated except SEC fees.

Item 15.     Indemnification of Directors and Officers

          The Registrant's Directors and officers are and will be indemnified under the Articles of Incorporation and Bylaws of the Registrant against certain liabilities. The Articles of Incorporation requires the Registrant to indemnify its Directors and officers, among others, against claims and liabilities and reasonable expenses actually incurred by them in connection with any claim or liability by reason of their services in those or other capacities unless it is established that the act or omission of the Director or officer was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty or the Director or officer actually received an improper personal benefit or, in the case of any criminal proceeding, the Director or officer has reasonable cause to believe that the act or omission was unlawful. The By-laws of Sovran Holdings, Inc., a Delaware corporation and wholly-owned subsidiary of Sovran and sole general partner of the Operating Partnership, contain similar provisions that are consistent with Delaware law.

          The Registrant has entered into indemnification agreements with each of its senior executive officers and Directors. The indemnification agreements require, among other matters, that the Registrant indemnify such officers and Directors to the fullest extent permitted by law and advance to such officers and Directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, the Registrant must also indemnify and advance all expenses incurred by officers and Directors seeking to enforce their rights under the indemnification agreements and may cover Directors and officers under the Registrant's directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to Directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or the stockholders to eliminate the rights it provides.

          As permitted by Maryland Law, the Articles of Incorporation provides that a Director or officers of the Company shall not be liable for money damages of the Company or its shareholders for any act or omission in the performance of his duties, except to the extent that (1) the person actually received an improper benefit or (2) the person's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action adjudicated. The Certificate of Incorporation of Sovran Holdings, Inc. contains similar provisions that are consistent with Delaware law.

Item 16.     Exhibits

                    The exhibits to the Registration Statement are listed in the Exhibit Index which appears elsewhere in this Registration Statement and is hereby incorporated by reference.

Item 17.     Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)     To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

           (iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)     That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               (b)   The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES


          The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Buffalo, State of New York, on August 30, 2002.

SOVRAN SELF STORAGE, INC. By: /s/ Kenneth F. Myszka Kenneth F. Myszka President and Chief Operating Officer

               Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Capacity	Date
/s/ Robert J. Attea Robert J. Attea	Chairman of the Board of Directors and Chief Executive Officer	August 30, 2002
/s/ Kenneth F. Myszka Kenneth F. Myszka	President, Chief Operating Officer and Director	August 30, 2002
/s/ David L. Rogers David L. Rogers	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 30, 2002
* John E. Burns	Director	August 30, 2002
* Michael A. Elia	Director	August 30, 2002
* Charles E. Lannon	Director	August 30, 2002

/s/ David L. Rogers
* By David L. Rogers as attorney-in-fact


EXHIBIT INDEX


Exhibit No.	Description
4.1

Amended and Restated Articles of Incorporation of the Registrant. (Incorporated by reference to Exhibit 3.1(a) to the Registrant's Registration Statement on Form S-11 (File No. 33-91422) filed June 19, 1995).

4.1(a)

Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series A Junior Participating Cumulative Preferred Stock. (Incorporated by reference to Exhibit 3.1 to Registrant's Form 8-A filed December 3, 1996.)

4.1(b)

Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the 9.85% Series B Cumulative Redeemable Preferred Stock. (Incorporated by reference to Exhibit 1.6 to Registrant's Form 8-A filed July 29, 1999.)

4.1(c)

Articles Supplementary to the Amended and Restated Articles of Incorporation of the Registrant classifying and designating the Series C Convertible Cumulative Preferred Stock. (Incorporated by reference to Exhibit 4.1 to Registrant's Current Report on Form 8-K filed July 12, 2002.)

4.2	Form of Common Stock Certificate (Incorporated by reference to Exhibit 4.1 to Registrant's Registration Statement on Form S-11 (File No. 33-91422) filed June 19, 1995.)
4.3	Form of Series C Convertible Cumulative Preferred Stock Certificate. (Incorporated by reference to Exhibit 4.2 to Registrant's Current Report on Form 8-K filed July 12, 2002.)
4.4	Form of Investment Warrant Certificate. (Incorporated by reference to Exhibit 4.3 to Registrant's Current Report on Form 8-K filed July 12, 2002.)
4.5	Bylaws, as amended, of the Registrant. (Incorporated by reference to Exhibit 3.1 to Registrant's Current Report on Form 8-K filed July 12, 2002.)
4.6	Shareholder Rights Agreement. (Incorporated by reference to Exhibit 4.1 to Registrant's Form 8-A filed December 3, 1996.)
4.6(a)	Amendment No. 1 to Shareholders Rights Agreement. (Incorporated by reference to Exhibit 4.5 to Registrant's Current Report on Form 8-K filed July 12, 2002.)
4.7	Registration Rights Agreement. (Incorporated by reference to Exhibit 10.3 to Registrant's Current Report on Form 8-K filed July 12, 2002.)
5.1	Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP as to the legality of the securities being registered.*
5.2	Opinion of Hogan & Hartson L.L.P. as to all matters of Maryland law.*
8.1	Opinion of Phillips, Lytle, Hitchcock, Blaine & Huber LLP regarding certain tax matters.*
12.1	Statement Re: Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends.+
23.1	Consent of Ernst & Young, LLP, Independent Auditors.+
23.2	Consent of Phillips, Lytle, Hitchcock, Blaine & Huber LLP (included in Exhibits 5.1 and 8.1 hereto).
23.3	Consent of Hogan & Hartson L.L.P. (included in Exhibit 5.2 hereto).
24.1	Powers of Attorney.*

*Previously filed
+Filed herewith


Exhibit 12.1


Sovran Self Storage, Inc. Statement Re: Computation of Earnings to Combined Fixed Charges and Preferred Stock Dividends Amounts in Thousands
	Six Months Ended	Year ended December 31,

	6/30/02	2001	2000	1999	1998	1997
Earnings:
Net income	12,754	24,189	25,707	25,585	23,540	23,119
Fixed charges	7,899	15,000	18,324	14,705	9,925	2,743
Earnings	20,653	39,189	44,031	40,290	33,465	25,862

Fixed charges and preferred stock dividends:
Interest expense	7,378	13,940	17,497	13,927	9,601	2,166
Preferred stock dividends	1,478	2,955	2,955	1,239	-	-
Amortization of financing fees	521	1,060	827	778	324	577
Fixed Charges and preferred stock dividends	9,377	17,955	21,279	15,944	9,925	2,743

Ratio of earnings to combined fixed charges
and preferred stock dividends	2.20	2.18	2.07	2.53	3.37	9.43


Exhibit 23.1

Consent of Independent Auditors


We consent to the reference to our firm under the caption "Experts" in Amendment No. 1 to the Registration Statement (Form S-3, No. 333-97715) and related Prospectus of Sovran Self Storage, Inc. dated August 30, 2002, and to the incorporation by reference therein of our report dated January 30, 2002, with respect to the consolidated financial statements and schedule of Sovran Self Storage, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

/s/ Ernest & Young LLP
Buffalo, New York August 29, 2002
